UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Hanesbrands Inc.
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Hanes
Hanes Hanes Hanes
Hanes

BONDS
MOVE
BONDS

HANES Brands Inc

MAIDENFORM

BONDS

HanesBrands at a Glance

$5.6B	Net Sales ($3.7B Domestic/$1.7B International/$0.2B Other)
48K	Global Associates
70%+	Apparel Units Made in our Own Plants or those of Dedicated Contractors
30+	Countries of Operation

Hanes — #1 Selling Apparel Brand in the U.S.

Champion — Originator and Innovator Defining Personal Style from the Sidelines to the Streets

MAIDENFORM — #1 Shapewear Brand in the U.S.

BALI — #1 National Bra Brand in the U.S.

Sustainability Highlights

- Achieved leadership level A- score in both the 2023 CDP Climate Change Report and the 2023 CDP Water Security Report
- Awarded 14th consecutive U.S. Environmental Protection Agency Energy Star Sustained Excellence/Partner of the Year Award
- Introduced new, innovative CiCLO® technology into our global product pipeline
- $23M in savings since establishing aggressive sustainability goals in 2020
- For more information, visit www.HBISustains.com

WE ARE CREATING A MORE **COMFORTABLE** WORLD FOR **EVERY BODY**

Forward-Looking Statements

This Proxy Statement contains "forward-looking" statements regarding HanesBrands' current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of HanesBrands' Annual Report on Form 10-K for the fiscal year ended December 30, 2023. We assume no obligation to update any of these forward-looking statements, except as may be required by law.

Message From Our
Chairman and Our Chief
Executive Officer
Dear Fellow Stockholders:
For more than 100 years, HanesBrands has delivered outstanding apparel with unmatched value and style. We have endured shifts in consumer demand, economic downturns and unprecedented global events. Despite those challenges, our consumers and customers around the world continue to trust our iconic brands for their comfort, quality and value. Through our unwavering commitment to execution and agility, we are seeing positive gains, which speaks to the strength of our global brands, our legacy and our dedicated associates.
We are moving our core fundamentals in the right direction to create long-term shareholder value. We exceeded our 2023 debt reduction target as a result of our focused capital allocation strategy. We continue to identify efficiencies, simplify our business, and eliminate costs allowing us to invest in our iconic brands. In 2023, cash flow and gross margin returned to historical levels, and we significantly reduced inventory ahead of schedule.
Last September, we announced that our Board of Directors and executive leadership team decided to undertake an evaluation of strategic alternatives for the global Champion business. As part of this process, the Board of Directors is considering a broad range of alternatives to maximize shareholder value, including, among others, a potential sale or other strategic transaction, as well as continuing to operate the business as part of HanesBrands. As the evaluation process continues, we remain committed to Champion’s growth globally, which includes structural improvements to the Champion business, accelerating and enhancing channel, mix and product segmentation, and positioning the business for long-term growth.
In 2023, we leveraged our global talent and our superior supply chain model to improve the speed at which we deliver new designs to our customers and consumers around the world. The Total Support Pouch expanded to seven countries, Hanes Originals is in five countries, and Maidenform M is in four countries. Our strategy behind reigniting our innerwear business resulted in retail space and market share gains, significant margin improvements, and attracted new, younger consumers despite a challenged consumer demand environment. We made significant progress elevating our products around the world by growing our innovation pipeline and leveraging our global design expertise.
The Hanes Originals product line and national media campaign launched in 2023 resulting in an incredible response from customers and consumers who recognized our commitment to pair comfort and value with youthful styles and innovation. We launched Maidenform M across retail channels, elevating the brand with bright colors, soft fabrics and youthful designs. Bonds Whoopsies, created by parents for parents, incorporated anti-odor and absorbency technology into reusable baby products. We introduced innovative materials into our products that reduce microplastic pollution. We are excited about executing new media campaigns and introducing even more on-trend innovative, youthful styles in 2024.
Our commitment to sustainability and doing the right thing is driving meaningful progress toward our ambitious 2025/2030 goals. Thanks to our passionate associates around the world, we are improving the lives of millions of people and creating comfort in our communities. We are using sustainable cotton and other materials that are better for our environment, and we are proactively reducing emissions, waste, water use, packaging and plastics. Our A- score in the 2023 CDP Climate Change Report and 2023 CDP Water Security Report makes us a leader among industry peers and thousands of companies evaluated. Our investments in sustainability have saved millions of dollars since establishing our goals in 2020, including approximately $10 million in 2023. We are proud of the work being done to create a more comfortable world for every body. You can read more about our goals at HBISustains.com.
In 2023, our Board welcomed three new independent directors — Colin Browne, Natasha Chand and John Mehas — and appointed a new Chairman. Our diverse group of directors brings incredible energy and unique expertise in the apparel industry that significantly contributes to our growth strategy and value creation for stockholders. Former directors Cheryl Beebe and Ann Ziegler, and former Chairman Ron Nelson, retired from the Board last year and we thank them for their contributions.
Our 2024 Annual Meeting of Stockholders will be held on Monday, April 22, 2024, at 9:00 a.m. Eastern time. Our Annual Meeting of Stockholders will be held entirely online to allow for greater participation by all of our stockholders, regardless of their geographic location. Please see the Notice of Annual Meeting on page 2 for more information about how to virtually attend and participate in the Annual Meeting of Stockholders. Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote at your earliest convenience.
We appreciate your confidence and continued support of HanesBrands.
Sincerely yours,

William S. Simon Chairman of the Board of Directors	Stephen B. Bratspies Chief Executive Officer

2024 Proxy Statement	1

Notice of the 2024 Annual Meeting of Stockholders
Notice of the 2024 Annual
Meeting of Stockholders

WHEN:	WHERE:	RECORD DATE:
April 22, 2024 9:00 a.m., Eastern time	The Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/ HBI2024.	Stockholders of record at the close of business on February 13, 2024 are entitled to notice of, and to vote at, the Annual Meeting.
Purpose		Board Vote Recommendation	Page Reference
1.	to elect ten directors to serve on the Hanesbrands Board of Directors until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualified;	FOR all ten director nominees	17
2.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2024 fiscal year;	FOR	40
3.	to approve, on an advisory basis, named executive officer compensation as disclosed in this Proxy Statement; and	FOR	43
4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
HOW TO VOTE:

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.
	BY TELEPHONE	BY INTERNET	BY MAIL
	In the U.S. or Canada, you can authorize a proxy to vote your shares toll-free by calling 1-800-690-6903.	You can authorize a proxy to vote your shares online at www.proxyvote.com.	You can authorize a proxy to vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
The Notice of Internet Availability of Proxy Materials, or this Notice of the 2024 Annual Meeting of Stockholders, this Proxy Statement and our 2023 Annual Report on Form 10-K are first being mailed to stockholders on or about March 11, 2024.
The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.
By Order of the Board of Directors
MIRANDA J. STEPHANI
VP, Deputy General Counsel &
Corporate Secretary
March 11, 2024
Winston-Salem, North Carolina
2024 Proxy Statement	2

Proxy Summary
Proxy Summary

Item 1.	Election of Directors The Board of Directors recommends a vote FOR the ten director nominees named below See page 17 for further information about our director nominees

DIRECTOR NOMINEES
Name	Occupation	Age	Director Since	Independent	Other Public Company Boards
Stephen B. Bratspies	Chief Executive Officer of Hanesbrands Inc.	56	2020	NO
Geralyn R. Breig	President of Revlon North America	61	2018	YES
Colin Browne	Former Chief Operating Officer of Under Armour, Inc.	59	2023	YES
Natasha C. Chand	Principal at NoBo, LLC	50	2023	YES
Mark A. Irvin	Executive Vice President and Chief Supply Chain Officer of Best Buy Co., Inc.	61	2023	YES
James C. Johnson	Former General Counsel of Loop Capital Markets LLC	71	2006	YES	3
John G. Mehas	CEO of Vineyard Vines, LLC	60	2023	YES
Franck J. Moison	Former Vice Chairman of the Colgate-Palmolive Company	70	2015	YES	2
Robert F. Moran	Chief Executive Officer of UNATION, Inc.	73	2013	YES
William S. Simon	Former Executive Vice President of Walmart Stores, Inc. and former President and CEO of Walmart U.S.	64	2021	YES	2
2024 Proxy Statement	4

Proxy Summary
DIRECTOR NOMINEE SKILLS AND DIVERSITY
	Stephen B. Bratspies	Geralyn R. Breig	Colin Browne	Natasha C. Chand	Mark A. Irvin	James C. Johnson	John G. Mehas	Franck J. Moison	Robert F. Moran	William S. Simon	Total Directors
Skills and Qualifications
Chief Executive Officer Experience											5/10
Governance, Compliance and Risk Oversight											10/10
Financial/Accounting/Audit											10/10
Apparel, Retail or Consumer Products Industry Experience											10/10
Business Operations											10/10
Strategy Development											10/10
Supply Chain/Distribution/Manufacturing Experience											9/10
Talent and Human Capital Management/Diversity, Equity & Inclusion Experience											10/10
International Business Experience											9/10
Chief Financial Officer Experience											1/10
Gender
Women											2/10
Men											8/10
Race/Ethnicity
Racial/Ethnic Diversity											3/10
2024 Proxy Statement	5

Proxy Summary

Item 2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
 The Board of Directors recommends a vote FOR this item
We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for our 2024 fiscal year.
 See page 40 for further information about our independent auditors

Item 3.
To approve, on an advisory basis, named executive officer compensation as disclosed in this Proxy Statement
 The Board of Directors recommends a vote FOR this item
Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. We ask for your approval of the compensation of our named executive officers. Before considering this proposal, please read our Compensation Discussion and Analysis and the executive compensation tables and related narrative disclosure in this Proxy Statement, which explain our executive compensation programs and the Talent and Compensation Committee’s compensation decisions.
 See page 43 for further information about our executive compensation program

2024 Proxy Statement	6

Proxy Summary
CORPORATE GOVERNANCE
We believe that strong corporate governance practices contribute to better results for stockholders. As described below, we maintain governance principles, policies, and practices that support Board and management accountability and serve the best interests of our organization, our stockholders, and other stakeholders.
Corporate Governance Overview
We have evaluated our governance practices against the Corporate Governance Principles published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.- based institutional investors and global asset managers, and found they were highly consistent. Our strong corporate governance policies and practices are disclosed throughout this proxy statement. The following table highlights some of the key ways that our governance practices are consistent with ISG’s Corporate Governance Principles. Overall, we believe our approach to governance strengthens the Board’s ability to provide meaningful oversight, review, and counsel to the Company, as it acts on behalf of all stockholders.
ISG Principle	Hanesbrands Practice
Principle 1 Boards are accountable to stockholders
•
Annual Board and committee self-assessments

•
Declassified Board – all Directors are elected annually

•
Proxy access for Director nominees

•
Individual Directors tender resignation if they fail to receive majority of votes cast

•
No poison pill

•
Disclosure of corporate governance and Board practices

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest	• One share, one vote • No disparate voting rights • No dual-class structure
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives
•
Directors available for stockholder engagement

•
Stockholder outreach process

•
Disclose key actions taken in response to stockholder feedback, including stockholder votes on proposals at the annual meeting

Principle 4 Boards should have a strong, independent leadership structure	• Annual review and determination of leadership structure • Independent Chairman of the Board • Non-management directors meet regularly in executive session
Principle 5 Boards should adopt structures and practices that enhance their effectiveness
•
9 of 10 Director nominees are independent

•
All Board committees fully independent

•
Approximately 98% average attendance by incumbent Directors at Board and committee meetings in 2023

•
No “overboarded” Directors – no Director serves on more than three other public company boards of directors

•
Specified retirement age policy for Directors

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company
•
Board oversees executive compensation programs to align with long-term strategy of the Company

•
Combination of short- and long-term performance goals

•
Executive and Director stock ownership program and equity holding requirements

•
Hedging and pledging of company stock is prohibited

•
Our annual “Say on Pay” advisory vote received approximately 93% support in 2023 (including abstentions and excluding broker non-votes).

2024 Proxy Statement	7

Proxy Summary
ESG AND SUSTAINABILITY HIGHLIGHTS
OUR COMMITMENT
Investing in corporate responsibility and sustainability is core to our business strategy and reflects our continued commitment to create a more comfortable world for every body. We maintain a values-based approach to sustainability — accountability, inclusion, teamwork, excellence and integrity — and continue to focus our efforts in areas addressed by the United Nations’ Sustainable Development Goals, including good health and wellbeing, quality education, gender equality, climate action, clean water and sanitation, affordable and clean energy, economic growth, reduced inequalities, and responsible consumption and production.
Our ESG and sustainability strategy is integrated throughout our organization and is framed in three pillars that form the foundation of our long-term sustainability goals.

By 2030, we aim to improve the lives of at least 10 million people through health and wellness programs, diversity and inclusion initiatives, improved workplace quality and philanthropic efforts that improve local communities.

By 2030, we aim to reduce direct greenhouse gas emissions by 50% and indirect emissions by 30% to align with science-based targets, reduce water use by at least 25%, use 100% renewable electricity in Company-owned operations and bring landfill waste to zero.

By 2025, we aim to eliminate all non-commonly recyclable or compostable single-use plastics and reduce packaging weight by at least 25%. By 2030, we aim to move to 100% recycled/degradable polyester and sustainable cotton.

PEOPLE—By focusing on comfort (comforting people during times of need, crisis and uncertainty), inclusion (advancing diversity, equity and inclusion through education and youth sports), and health (creating healthier communities by bringing medical care to those in need), we promote our value of “do what’s right,” which underpins all of our sustainability efforts and corporate responsibility.

PLANET—By focusing on climate, water, wastewater and chemical management, we aim to reduce our greenhouse gas and water footprint, both in production of raw materials and throughout the entire manufacturing process, while advancing energy-efficiency practices across our operations.

PRODUCT—By focusing on more sustainable fibers, particularly cotton and polyester, we aim to reduce the impact of the products we make and meet the needs of consumers who increasingly desire sustainable products. By focusing on packaging improvements, we are able to reduce the weight of corrugate, paper board, and other materials while helping deliver products safely to consumers in a low-carbon, low-waste economy, all while generating cost savings. We continue to improve our manufacturing steps to reduce waste overall, find ways to repurpose certain waste streams, and establish local recycling partnerships to divert waste from landfills.

2024 Proxy Statement	8

Proxy Summary
OUR PROGRESS
HanesBrands seeks to be an industry leader in climate, human rights, water and elimination of waste, as well as diversity, inclusion, and equality. In 2020, we announced bold commitments under our People, Planet and Products initiatives which included detailed plans and goals to improve the lives of millions of people, reduce our water and energy footprint with innovative climate solutions, and devote ourselves to more sustainable materials and product packaging. We regularly report our progress against these goals and other key metrics on our sustainability website, www.hbisustains.com.

2023 Key Accomplishments
•
More than $10M total sustainability 2023 savings

•
Met or exceeded most of our 2023 sustainability milestones

•
Received SBTi approval of our 2030 Scope 1, 2 & 3 GHG emission reduction goals

•
Received A- score in CDP Climate Change Report and Water Security Report

•
Awarded 14th consecutive Energy Star Sustained Excellence/Partner of the Year Award

2024 Outlook
•
Continue philanthropic efforts in the themes of comfort, inclusion and health

•
Focus on our Scope 3 greenhouse gas inventory and reduction of Scope 3 impacts

•
Continue our progress on packaging and waste reduction

•
Drive consumer and other stakeholder awareness of our progress on our sustainability initiatives

ESG OVERSIGHT AND GOVERNANCE
The Board of Directors and its committees oversee the development and execution of our Environmental, Social and Governance (ESG) strategy, including oversight of our policies, programs and initiatives related to environmental sustainability, health and safety, and diversity, equity and inclusion. Our Governance and Nominating Committee coordinates the Board’s ESG oversight responsibilities, with support from the Audit Committee and the Talent and Compensation Committee. These oversight responsibilities include assessing and reviewing the relevant ESG risks, opportunities and disclosure obligations as set forth in greater detail below.

Our Governance and Nominating Committee	Our Talent and Compensation Committee	Our Audit Committee
Coordinates oversight of our ESG strategy and communications, as well as our corporate governance policies and practices; also assesses whether relevant ESG risks, opportunities and disclosure obligations are regularly reviewed and considered by the appropriate Board committees.

Is primarily responsible for the “People” pillar of our ESG strategy, which includes oversight of diversity, equity and inclusion, talent development, labor management supply chain labor standards, and health and safety.

Has primary responsibility for the Planet and Product pillars of our ESG strategy, including the aspects of our ESG strategy designed to address risks and strategies related to climate change, water usage, waste management, greenhouse gas emissions, chemical management, raw material sourcing product, packaging, and product liability.

2024 Proxy Statement	9

Proxy Summary
COMPENSATION HIGHLIGHTS
BUSINESS STRATEGIES AND PRIORITIES
We make everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation, and value. Among our iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; Maidenform, America’s number one shapewear brand; Bali, America’s number one national bra brand; and Bonds, Australia’s largest and most well-known innerwear brand, which is setting new standards for design and sustainability. We employ approximately 48,000 associates in approximately 30 countries and have built a strong reputation for ethical business practices.
Our business strategy integrates our brand superiority, industry-leading innovation and low-cost global supply chain to provide higher value products while lowering production costs. Our growth plan is designed to re-energize and reignite our Innerwear business by delivering consumer-driven innovation and attracting younger consumers; to grow the Champion brand through improved product and channel segmentation and expanding the brand across categories and geographies; to become a more consumer-focused organization that delivers products consumers want; and, to simplify our business and our portfolio.
We’re proud of our accomplishments. In 2023, we:
✓
Gained market share in both men’s and women’s U.S. Innerwear business, including strong gains in the second half of the year with younger consumers, which was driven by consumer-led innovation

✓
Launched Maidenform M to strong initial consumer response, and expanded Hanes Originals and the Total Support Pouch to five and seven countries, respectively, thanks to positive consumer response

✓
Simplified our business by improving inventory management capabilities, including SKU reduction and disciplined lifecycle management, as well as globalizing our innerwear design and innovation processes

✓
Simplified our portfolio by selling our U.S. sheer hosiery business

We are aware that work remains to be done with the global Champion business, and we are continuing to explore strategic alternatives for the brand as we previously announced. However, we believe we are well positioned for continued margin improvement, strong cash generation, continued debt reduction and further market share gains in innerwear.
2024 Proxy Statement	10

Proxy Summary
FINANCIAL HIGHLIGHTS

•
Achieved goal to return gross margin to pre-inflation level by end of 2023.   Entering 2023, we set a goal to exit the year with gross margin returning to the high 30% range. We exceeded that goal and reached gross margin of 38.1% in fourth-quarter 2023, which was 400 basis points over prior year and was 570 basis points above first-quarter 2023.

•
Re-igniting our Innerwear business behind consumer-focused initiatives.   Our U.S. Innerwear business gained market share in both its men’s and women’s businesses in 2023. These gains were driven by key consumer-led innovations, including the multi-category launch of our Hanes Originals products and the launch of Maidenform M, permanent retail space gains, and increased brand marketing investments, as well as improved on-shelf product availability. Revenue from new product innovation was up more than 40% in 2023. For 2024, the Company has a robust pipeline of innovation launches spanning its global brand portfolio, including new products within Hanes, Bonds and Bali.

•
Cost reduction.   We reduced SG&A expenses in 2023 compared to prior year, largely driven by cost savings initiatives. For 2024, we remain committed to continued cost reduction, and we believe we’re well positioned for continued margin improvement.

•
Exceeded goals of generating $500 million of operating cash flow and paying down $400 million of debt.   In 2023, we generated $562 million of cash from operations driven by various initiatives to unlock working capital. Through disciplined inventory management, we reduced inventory 31%, or $612 million, compared to prior year. Through strong positive cash generation, we also paid down paid down over $500 million of debt in 2023, exceeding our goal by over $100 million. We also further strengthened our liquidity position to more than $1.3 billion as of the end of 2023.

•
Initiated evaluation of strategic alternatives for the global Champion business.   As part of our ongoing effort to maximize shareholder value, in September 2023, we announced that we initiated an evaluation of strategic alternatives for our global Champion business, including, among others, a potential sale or continuing to operate the business as part of HanesBrands.

2024 Proxy Statement	11

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
We ask our stockholders annually to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (“NEOs”). Our Board, primarily through the Talent and Compensation Committee, defines and oversees our executive compensation program, which is based on a pay-for-performance philosophy and designed to accomplish the following goals:
Reward financial and operational performance	Place a significant portion of compensation at risk based on achievement of performance goals	Align the interests of NEOs with those of our stockholders	Attract, retain and incentivize highly skilled and performance-oriented talent
Consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to their individual performance and our performance over both short- and long-term periods. Please see the Compensation Discussion and Analysis beginning on page 45 and the related Executive Compensation Tables beginning on page 66 for additional details about our executive compensation program including information about our NEOs’ compensation for 2023.
2023 TARGET COMPENSATION MIX
Compensation Element	Key Features	Objectives
Base Salary	• Fixed compensation component • Reflects the individual responsibilities, performance and experience of each NEO	• Provides a foundation of cash compensation for the fulfilment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	• Performance-based cash compensation • Payout determined based on Company performance against pre-established targets	• Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
•
Performance-based and at-risk, time-vested compensation

•
Performance Share Awards (“PSAs”) (50% of LTIP opportunity)

•
Vesting on the third anniversary of the grant date

•
Number of shares received ranges from 0% to 200% of the number of units granted based on fiscal 2023-2025 Company performance against pre-established targets

•
Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)

•
Ratable vesting over a three-year service period

• Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives
2024 Proxy Statement	12

Proxy Summary
FISCAL 2023 TOTAL TARGET DIRECT COMPENSATION

The chart above with respect to the NEOs other than our Chief Executive Officer disregards Michael Dastugue, who resigned from his position as our Chief Financial Officer effective February 28, 2023 and was not eligible for long-term incentive program awards for 2023. For purposes of calculating the average compensation amounts for the other NEOs, M. Scott Lewis’ target AIP award amount reflects mid-year adjustments in connection with his appointment as Chief Financial Officer, and his target RSU and PSA amounts assume a full fiscal year at the levels set in connection with his appointment as Chief Financial Officer. The RSUs and PSAs actually awarded to Mr. Lewis during fiscal 2023 differ from these target amounts, due to his mid-year appointment as Chief Financial Officer.
The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our NEOs, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 76% of the average total target direct compensation of our other NEOs. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, our NEOs’ actual compensation could be materially higher or lower than targeted levels.
2024 Proxy Statement	13

Proxy Summary
HUMAN CAPITAL MANAGEMENT HIGHLIGHTS
Culture and Engagement
Our company culture is reflected in our purpose — “Creating a More Comfortable World for Every Body” — and in our values — “Do What’s Right, Act Like Owners, Play to Win, Create Opportunity for All.”
In 2023, we conducted an employee engagement survey globally. The survey results indicated that we excel in areas including: overall engagement, clear expectations and a link between employees’ work and the company’s goals and objectives, understanding strategic goals of the organization, and employees finding their jobs challenging and interesting.
Training
HBI University offers a wide range of training opportunities to our associates, both online and in-person. Through our HBI-U global learning platform, associates can access over 60,000 micro-learning modules on leadership, cultural topics, and functional and managerial skills. In addition, we provide monthly curated trainings to our corporate associates to develop their business and technical skills. Our commitment to diversity and inclusion is reflected in our monthly trainings within our corporate offices. We also have a new Leading with Impact leadership training for all managers and senior managers. In 2023, we expanded our top talent global professional development program to include our director-level employees, after successfully launching it to our vice presidents in 2021.
Education and Development
In 2023, we provided education assistance and training in Central America and the Caribbean to nearly 4,000 associates and more than 1,120 family members in areas such as technical skills, leadership and management, emotional intelligence, business acumen and language skills. We were pleased that 1,000 family members benefited from our English for Your Family Program, and 120 family members directly benefited from our Community Scholarship Program, enabling access to educational opportunities. A total of 437 associates were impacted through our Educational Program, with 402 enrolled in high school programs, 28 pursuing college degrees and 37 striving for master’s degrees. 72 associates are currently enrolled in the Lean Six Sigma Academy through HBI University. Moreover, 500 associates were trained in Agile Development Teams in 2023, resulting in strong improvements in key performance indicators such as efficiency, absenteeism, and work climate.
In 2022, we launched our mentoring program, and in 2023, we expanded it by requiring all director-level employees and above to establish at least one mentoring relationship. We also provide career opportunities with our high potential associates through lateral job moves, special assignments and job shadowing.
Benefits
We provide a comprehensive benefits package offering competitive pay and benefits at all levels, and we continually look to enhance and support our offerings. Many of our corporate and facility-based associates have access to on-site health clinics that provide high quality services, and in some instances, these health services are available to family members. We also offer health and wellness coaching programs aimed at improving the overall health and wellbeing of all associates.
In 2023, we added additional medical and supplemental health plan options for U.S. associates with a focus on affordability and expanded coverage. Our European associates were able to participate in quarterly events and education regarding resources and tools available to associates for personal and professional assistance through our International Employee Assistance Program.
2024 Proxy Statement	14

Proxy Summary
Health & Safety
The health and safety of associates is a top priority. Our Occupational Safety and Health Administration (“OSHA”) recordable rate was 0.33, compared to 0.27 for the prior year. We engage in health and safety operating procedures to ensure access to care, including onsite wellness clinics and mental health resources.
Diversity & Inclusion
As a global company operating in approximately 30 countries on six continents, our employees represent different backgrounds, ethnicities, cultures, religions, genders, sexual orientations and ages. We believe these different perspectives strengthen our business and we strive to build an inclusive culture. As of December 30, 2023, our global workforce was approximately 30% male and 70% female, and of our domestic workforce, our employees were approximately 52% white, approximately 22% Black or African American, approximately 17% Hispanic, approximately 4% Asian, approximately 1% American Indian or Alaskan Native and approximately 3% two or more races or other. As of December 30, 2023, our representation of people of color at the senior manager and above levels within our U.S. workforce remained at approximately 19%, and representation of women at the senior manager and above levels within our U.S. workforce was approximately 52% (as compared to 50% in 2022).
In the U.S., our Business Resource Groups have been instrumental in promoting community volunteerism, professional development, and fostering an inclusive culture. In 2023, we maintained our Inclusion Council, which serves as a bridge between our various Business Resource Groups and our CEO, providing valuable insights into our company culture.
2024 Proxy Statement	15

Voting Items
2024 Proxy Statement	16

Proposal 1 — Election of Directors
Proposal 1 — Election of Directors

Our Board of Directors has proposed ten nominees for election to the Board. Each of our Directors is elected to serve until the next Annual Meeting of Stockholders or until their successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. The following information regarding each nominee for election has been confirmed by the applicable nominee for inclusion in this Proxy Statement.
The ten nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry, corporate governance expertise and expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board, please see “Director Nomination Process” on page 28.
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Proposal 1 — Election of Directors
NOMINEES FOR ELECTION
Stephen B. Bratspies
Age: 56 Director Since: 2020 Committee Membership: None
Experience
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Chief Executive Officer, Hanesbrands Inc. (2020 to current)

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Chief Merchandising Officer, Walmart, Inc. (2015 to 2020); Executive Vice President, Food (2014 to 2015); Executive Vice President, General Merchandise (2013 to 2014); Various Executive Positions (2005 to 2013)

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Chief Marketing Officer, Specialty Brands (2003 to 2005)

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Various Executive Positions, PepsiCo, Inc.’s Frito-Lay, North America Division (1996 to 2003)

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Management Consultant, A.T. Kearney (1994 to 1996)

Education
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M.B.A., The Wharton School of Business, University of Pennsylvania

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B.A., Franklin & Marshall College

Reason for Nomination: Mr. Bratspies has extensive experience and knowledge with Hanesbrands, including its business and strategic objectives and goals. Leveraging his multiple senior leadership positions in the industry, Mr. Bratspies brings collective experience in corporate risk management, financial management, marketing, global sourcing, strategic planning, consumer products, and a key understanding of large publicly traded company business issues.

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Proposal 1 — Election of Directors
Geralyn R. Breig
Age: 61 Director Since: 2018 Committee Membership: Governance and Nominating (Chair), Audit Independent Director
Experience
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President, Revlon North America (2023 to current)

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Principal, Twin Bridges Consulting Group (2021 to current)

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Chief Executive Officer, AnytownUSA.com (2016 to 2021)

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President, Clarks (C&J Clark Ltd), Americas Region (2014 to 2016)

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President, Avon North America (division of Avon Products Inc.) (2008 to 2011); Senior Vice President and Brand President, Avon Global Marketing Business Unit (2005 to 2008)

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President, Godiva Chocolatier International (2002 to 2005)

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Various Executive Positions, Campbell Soup Company (1995 to 2002)

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Various Leadership Positions, Kraft Foods, Inc. (1986 to 1995)

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Various Leadership Positions, The Procter & Gamble Company, Inc. (1984 to 1986)

Other Public Company Boards
•
1800flowers.com (2012 to 2022)

Other
•
Welch Foods Inc (2013 to 2022)

Education
•
B.S., The Wharton School of Business, University of Pennsylvania

Reason for Nomination: Ms. Breig has served in various senior leadership positions in a wide variety of international retailers and consumer product manufacturers, including some of the largest such companies in the world. Her experience in both the consumer manufacturing and retailing industries, including deep insights into sales, marketing and operations, is a strong fit for the Company’s business and primary customer base. Through her senior executive positions and prior public company board service, Ms. Breig has developed expertise in digital marketing strategy, corporate risk management, financial management, and corporate governance, which contribute to the shared knowledge and expertise of our Board of Directors in these functions. Her strong experience in governance and risk oversight enable her to serve effectively as Chair or the Governance and Nominating Committee.

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Proposal 1 — Election of Directors
Colin Browne
Age: 59 Director Since: 2023 Committee Membership: Audit Independent Director
Experience
•
Chief Operating Officer, Under Armour, Inc. (2020 to 2023; Interim President and Chief Executive Officer (2022 to 2023); Chief Supply Chain Officer (2017 to 2020); President Global Sourcing (2016 to 2017)

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Vice President and Managing Director — Asia Sourcing, VF Corporation (2013 to 2016); Vice President of Sourcing — Footwear (2011 to 2013)

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Executive Vice President of Footwear and Accessories, Li & Fung USA (2010 to 2011)

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Chief Executive Officer — Asia, Pentland Brands PLC (2006 to 2010)

Other
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Director, Worldly (formerly Higg) (2023 to current)

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Co-Chairman, Digital Supply Chain Institute (2020 to current)

Reason for Nomination: Mr. Browne’s career as an executive officer at prominent apparel, retail and supply chain companies enables him to bring deep insights into oversight of the Company’s business. Through his experience, Mr. Browne contributes significant expertise in the areas of supply chain management, logistics, sourcing, and distribution, as well as operational efficiencies. His valuable experiences in senior positions at public companies also position him to advise senior management on many elements of the Company’s operations.

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Proposal 1 — Election of Directors
Natasha C. Chand
Age: 50 Director Since: 2023 Committee Membership: Governance and Nominating, Talent and Compensation Independent Director
Experience
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Principal, NoBo, LLC (2022 to current)

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Co-Founder and Leader, Softlines Private Brands, Amazon.com, Inc. (2016 to 2021); Director & Category Leader, Sporting Goods (2014 to 2016)

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Executive Vice President of Menswear, Target Australia Pty Ltd (2012 to 2014)

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Various Leadership Positions, Levi Strauss & Co. (2005 to 2012)

Other
•
Independent Board Director, Fair Trade USA (2022 to current)

Education
•
M.B.A., Stanford University

•
H.B.A., University of Western Ontario

Reason for Nomination: Ms. Chand has held a variety of senior leadership positions with a focus on consumer business and technology. Her experience in these positions sharpened her expertise in the areas of building, leading and scaling consumer brands. Ms. Chand also has significant experience in the operations of retail and apparel companies, enabling her to bring deep insights into key elements of the Company’s core business. Her strong understanding of matters in the areas of global business operations and strategy development contribute to the Board of Directors’ oversight of these important areas of the Company’s operations.

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Proposal 1 — Election of Directors
Mark A. Irvin
Age: 61 Director Since: 2023 Committee Membership: Governance and Nominating Independent Director
Experience
•
Executive Vice President and Chief Supply Chain Officer, Best Buy Co. Inc. (2022 to current); Chief Inclusion, Diversity and Talent Officer (2020 to 2022); Various Senior Supply Chain Leadership Positions (2013 to 2020)

•
Distribution Leadership Positions, Target Corporation (2003 to 2013)

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Served in the U.S. Army as Lieutenant/Captain (1984 to 1992)

Other
•
Director, Best Buy Foundation

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Director, Black Men Teach

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National Retail Federation (NRF) Foundation Board

Education
•
M.B.A., Franklin University

•
B.A., Fisk University

Reason for Nomination: Mr. Irvin has served in various leadership positions with large, omnichannel retailers, which allows him to provide deep insight into this critical component of our customer base. With expertise developed through his senior executive positions with some of the nation’s largest retails, Mr. Irvin contributes to the Board of Directors’ collective proficiency in the areas of supply chain procurement, logistics, transportation, and distribution, all critical elements of the Company’s business. Mr. Irvin also brings to the Board of Directors extensive experience in the areas of human capital management, inclusion and diversity, and corporate governance, key areas of focus relating to our employee base and executive leadership.

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Proposal 1 — Election of Directors
James C. Johnson
Age: 71 Director Since: 2006 Committee Membership: Talent and Compensation (Chair), Governance and Nominating Independent Director
Experience
•
General Counsel, Loop Capital Markets LLC (2010 to 2014)

•
Vice President and Assistant General Counsel, Boeing Commercial Airplanes, The Boeing Company (2007 to 2009); Vice President, Corporate Secretary and Assistant General Counsel, The Boeing Company (1999 to 2007)

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Corporate Secretary and Assistant General Counsel, Northrop Grumman Corporation (1988 to 1998)

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Staff Attorney, The U.S. Securities and Exchange Commission, Los Angeles Regional Office (1978 to 1980)

Other Public Company Boards
•
Energizer Holdings, Inc. (2015 to current)

•
Edgewell Personal Care Company (2013 to current)

•
Ameren Corporation (2005 to current)

Other
•
Member, Board of Advisors, University of Pennsylvania, College of Arts and Sciences

•
Chairman, External Advisory Board, University of Pennsylvania, College of Arts and Sciences

Education
•
J.D., University of Pennsylvania

•
B.A., University of Pennsylvania

•
Certificate of Cybersecurity Oversight, NACD

Reason for Nomination: Mr. Johnson has served in senior executive positions in the legal departments of some of the nation’s most prominent corporations. Through these roles and his extensive public company board service, including as chairman of compensation and governance committees, he has developed extensive experience and qualifications in the areas of corporate risk management, staff and legal affairs, executive compensation, and corporate governance policies and programs, which enable him to serve effectively as Chair of the Talent and Compensation Committee.

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Proposal 1 — Election of Directors
John G. Mehas
Age: 60 Director Since: 2023 Committee Membership: Talent and Compensation Independent Director
Experience
•
Chief Executive Officer, Vineyard Vines, LLC (2022 to current)

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Chief Executive Officer, Victoria’s Secret Lingerie (2019 to 2020)

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President, Tory Burch, LLC (2017 to 2019)

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Group President, Ralph Lauren Kids (2015 to 2017)

•
Chief Executive Officer and President, Club Monaco (2001 to 2017)

Other
•
Director, Vineyard Vines, LLC (2022 to current)

Education
•
B.A., University of Toledo

Reason for Nomination: Mr. Mehas has held senior executive leadership positions at several of the world’s most iconic and recognizable apparel brands and consumer goods companies, which positions him to contribute to the oversight of the Company’s business and to advise senior management on key elements of the Company’s operations. Mr. Mehas’s extensive senior leadership skills and chief executive officer experience at other consumer-facing companies further enable him to contribute in the areas of strategic planning, financial management, corporate risk management and corporate governance. In addition to his strong skillset and experience, Mr. Mehas has been nominated for election to the Company’s Board of Directors pursuant to a cooperation agreement between the Company and Barington Capital Group, L.P. and certain of its affiliates.

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Proposal 1 — Election of Directors
Franck J. Moison
Age: 70 Director Since: 2015 Committee Membership: Audit, Talent and Compensation Independent Director
Experience
•
Vice Chairman, Colgate-Palmolive Company (2016 to 2018); Chief Operating Officer, Emerging Markets & Business Development (2010 to 2016); President, Global Marketing, Supply Chain & R&D (2007 to 2010); President, Western Europe, Central Europe and South Pacific (2005-2007); Various Executive Positions since 1978

Other Public Company Boards
•
SES imagotag, a French public company (2020 to current)

•
United Parcel Service, Inc. (2017 to current)

Other
•
Chairman, International Advisory Board, EDHEC Business School (Paris, London, Singapore)

•
Member, International Board, McDonough School of Business, Georgetown University

Education
•
Masters in Marketing, EDHEC Business School in France

•
M.B.A., University of Michigan

•
Executive M.B.A. Program, Stanford University

Reason for Nomination: Mr. Moison’s 40-year career at Colgate-Palmolive, one of the nation’s leading consumer products companies, including many senior executive leadership positions, enabled him to develop extensive experience in the industry in which the Company operates. His expertise in the areas of global business operations and supply chain management contribute to the Board of Directors’ oversight of these critical areas of the Company’s operations. His executive experience and service as a director of other international public companies contributes to the Board of Directors’ perspectives on areas of corporate governance, financial management and risk management.

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Proposal 1 — Election of Directors
Robert F. Moran
Age: 73 Director Since: 2013 Committee Membership: Audit (Chair), Talent and Compensation Independent Director Audit Committee Financial Expert
Experience
•
Chief Executive Officer, UNATION, Inc. (2021 to current)

•
Chairman, GNC Holdings, Inc. (2017 to 2018); Interim Chief Executive Officer (2016 to 2017)

•
Chairman of the Board, PetSmart, Inc. (2009 to 2013); Chief Executive Officer (2009 to 2013); Chief Operating Officer (2001 to 2009); President, North American Stores (1999 to 2001)

•
President, Toys “R” Us (Canada) Ltd. (1998 to 1999)

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President & Chief Executive Officer, Sears de Mexico (1996 to 1998)

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Executive Vice President & Chief Financial Officer, Sears de Mexico (1995)

Other Public Company Boards
•
GNC Holdings, Inc. (2013 to 2019)

•
PetSmart, Inc. (2009 to 2013)

•
Payless, Inc. (2005 to 2012)

Other
•
UNATION, Inc. (2021 to current)

•
The Fressnapf Group (2013 to current)

•
Member, Board of Trustees, University of Villanova

Education
•
B.S., Villanova University

Reason for Nomination: Mr. Moran’s career as a senior executive at a variety of large consumer product and retail companies allows him to contribute his knowledge and experience to those elements of the Company’s business. Mr. Moran’s service as chief executive officer and chairman of a number of these corporations, in addition to his chief financial officer experience, provides him with deep senior level experience that he can share with the Company’s senior management team and Board of Directors across the full range of operational, management and governance issues that the Company may face. His expertise in corporate risk management and oversight as well as financial management enable him to serve effectively as Chair of the Audit Committee.

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Proposal 1 — Election of Directors
William S. Simon
Age: 64 Director Since: 2021 Committee Membership: None Independent Director Chairman of the Board
Experience
•
Executive Advisor, K.K.R. & Co (2015 to current)

•
President, WSS Venture Holdings LLC (2014 to current)

•
Executive Vice President, Wal-Mart Stores, Inc. (2006 to 2014); President and CEO, Walmart US (2010 to 2014); Executive Vice President and COO (2007 to 2010); Executive Vice President, Professional Services and New Business Development (2006 to 2007)

•
Various executive positions, Brinker International, Diageo North America, Inc., and Cadbury Schweppes plc. (1990 to 2006)

Other Public Company Boards
•
Pitney Bowes Inc. (2024 to current)

•
Darden Restaurants, Inc. (2012 to 2014, 2014 to current)

•
Equity Distribution Acquisition Corp. (2020 to 2022)

•
GameStop Corp. (2020 to 2021)

•
Academy Sports and Outdoors, Inc. (2020 to 2021)

•
Anixter International, Inc. (2019 to 2020)

•
Chico’s FAS, Inc. (2016 to 2021)

Other
•
Secretary of the Florida Department of Management Services (2003-2005)

•
U.S. Navy and Naval Reserves (1980-2005)

Education
•
M.B.A., University of Connecticut

•
B.A., University of Connecticut

Reason for Nomination: Mr. Simon has held senior executive leadership positions with a variety of large, global direct-to-consumer retailers and consumer goods companies, which allows him to contribute to the oversight of the Company’s business and to advise senior management on key elements of the Company’s operations. Mr. Simon’s extensive senior leadership skills and deep experience as a public company director at other consumer-facing companies position him to contribute in the areas of strategic planning, financial management, corporate risk management and corporate governance. His many top leadership roles and relevant public company board service enable him to serve and lead effectively as Chairman of the Board.

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE

DIRECTOR NOMINATION PROCESS
The Governance and Nominating Committee (“G&N Committee”) is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The G&N Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the G&N Committee also retains search firms to assist in identifying and evaluating a diverse slate of director nominees, as it did in 2023 as part of the Board’s refreshment efforts. Each of the nominees for election at this Annual Meeting, other than Mr. Browne, Ms. Chand and Mr. Mehas, have been previously elected by our stockholders.
In evaluating potential director candidates, the G&N Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in his/her area of expertise and who will make substantial contributions to the Board of Directors. The G&N Committee considers the following qualifications listed in our Corporate Governance Guidelines:

•
personal and professional ethics and integrity

•
diversity among the existing Board members, including race, ethnicity, and gender

•
specific business experience and competence, including:

◦
experience in and understanding of business issues applicable to large publicly traded companies, and

◦
whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to our global activities

•
financial acumen, including whether the candidate, through education or experience, understands financial matters and the preparation and analysis of financial statements

•
the ability to represent our stockholders as a whole

•
professional and personal accomplishments, including involvement in civic and charitable activities

•
experience with enterprise level risk management

•
relevant education

•
a willingness to devote sufficient time to fulfill his or her duties and responsibilities effectively and a commitment to service on the Board of Directors

Any recommendation submitted by a stockholder to the G&N Committee should include information relating to each of the required qualifications for the potential candidate along with the other information specified in our bylaws for stockholder nominations. The G&N Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to directly nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described under “Stockholder Proposals and Director Nominations for Next Annual Meeting” on page 87.
We believe that diversity further strengthens the Board’s effectiveness as it carries out its oversight role. Accordingly, diversity has been and continues to be a significant focus of our Governance and Nominating Committee as it identifies and evaluates director nominees, and it is one of the criteria that our Corporate Governance Guidelines require the Committee consider in that process. The G&N Committee and the Board consider diversity to include not only gender, race and ethnicity, but also differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active and effective Board. The G&N Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current
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CORPORATE GOVERNANCE
composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes its efforts have been effective based on the current composition of the Board.
Our Corporate Governance Guidelines provide that a director who reaches the age of 74 should submit a letter of resignation to the G&N Committee, on an annual basis, to be effective upon acceptance by the Board. Such letters of resignation will be considered by the G&N Committee, and the Board will determine whether to accept such letter of resignation, taking into account the recommendation of the G&N Committee.
Director Independence
In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange (“NYSE”) listing standards, the Board has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.Hanes.com/investors. The Board has determined that nine of the ten current members of our Board of Directors, Ms. Breig, Mr. Browne, Ms. Chand, Mr. Irvin, Mr. Johnson, Mr. Mehas, Mr. Moison, Mr. Moran and Mr. Simon, are independent according to NYSE listing standards and our Corporate Governance Guidelines. In determining director independence, the Board did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.
Our Audit Committee charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the Securities Exchange Commission (“SEC”). The Board has determined that each of the current members of our Audit Committee and those serving during our 2023 fiscal year is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that Mr. Moran qualifies as an “audit committee financial expert” under applicable SEC rules.
Our Talent and Compensation Committee charter requires that all of the members of the Talent and Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Talent and Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Talent and Compensation Committee and those serving during our 2023 fiscal year is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.
Our Governance and Nominating Committee charter requires that all members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance and Nominating Committee and those serving during our 2023 fiscal year is an independent director under NYSE listing standards.
THE BOARD’S ROLE AND RESPONSIBILITIES
Overview
The Board of Directors is elected by our stockholders to oversee their interests in the long-term health and the overall success of our business. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with our stockholders. The Board oversees the business of the Company, as conducted by the members of Hanesbrands’ senior management. In carrying out its responsibilities, the Board reviews and assesses the Hanesbrands long-term strategy and its strategic, competitive and financial performance.
In 2023, our Board of Directors met sixteen times and held regularly scheduled executive sessions without management, presided over by our independent Chairman of the Board. In addition, our Audit Committee met nine times, our Governance and Nominating Committee met six times and our Talent and Compensation Committee met five times. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All of our directors at the time of our 2023 Annual Meeting of Stockholders attended that Annual Meeting, and each director attended over 75% of the meetings of the Board and of the committees of which they were a member.
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CORPORATE GOVERNANCE
RISK OVERSIGHT
The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:
The Governance and Nominating Committee	The Talent and Compensation Committee

•
Primary responsibility for the oversight of Board processes and corporate governance related risks. Leads in coordinating the Board’s governance and oversight of ESG risks, opportunities and disclosure obligations.

•
Primary responsibility for the oversight of risks associated with our compensation practices and policies, including risks, opportunities and disclosure obligations related to the Company’s:

◦
culture,

◦
talent,

◦
recruitment,

◦
retention, and

◦
employee engagement programs.

The Audit Committee

•
Primary responsibility for oversight of risk assessment and risk management, including risks, opportunities and disclosure obligations related to environmental, sustainability, cybersecurity and other technology issues.

•
Management of Hanesbrands prepares, and the Audit Committee reviews and discusses, an annual assessment of our risks on an enterprise-wide basis. Our enterprise risk management program is designed to bring to the Audit Committee’s attention our most material risks for evaluation, including strategic, operational, financial, sustainability, cybersecurity, legal and regulatory risks.

•
As part of our enterprise risk management program, we have begun and will continue to evaluate the actual and potential impacts of climate-related risks and opportunities on the Company’s business, strategy, and financial planning in accordance with applicable laws and regulations and the frameworks developed by the Taskforce on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) frameworks.

•
Additionally, in furtherance of the Audit Committee’s oversight of cybersecurity risks, the committee receives regular reports from our Chief Information Officer and Chief Information Security Officer regarding technology and cybersecurity updates.

Our Board of Directors maintains oversight responsibility for the work of its various committees by receiving regular reports from the committee Chairs. In addition, Board discussions about the Company’s strategic plan, consolidated business results, capital structure, acquisition- or disposition-related activities and other business include consideration of the risks associated with the particular activity under consideration.
The Board regularly reviews our cybersecurity and other technology risks, controls and procedures. The Board receives reports from our Chief Executive Officer and Chief Information Officer at least twice annually regarding technology and cybersecurity matters, as well as our plans to mitigate cybersecurity risks and to respond to any data breaches. Our cybersecurity program is regularly audited by independent third parties and we incorporate regular information security training as part of our employee education and development program. In addition, we maintain cybersecurity insurance as part of our comprehensive insurance portfolio.
The Board also receives reports from our Chief Executive Officer and other executive officers as appropriate with respect to our climate-related risks, sustainability initiatives and progress toward our long-term sustainability goals.
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CORPORATE GOVERNANCE
Talent Management and Succession Planning
On an annual basis, succession planning for the position of Chief Executive Officer, as well as certain other senior management positions, is discussed by the Board. Our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and their potential to succeed him. Our Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board assesses this data in concert with their specific impressions of senior management performance. This assessment, combined with the knowledge of the external landscape for executive talent, has proven successful for the Board and the Chief Executive Officer in planning for succession in key positions.
Communicating with our Board of Directors
Any stockholders or interested parties who wish to communicate directly with our Board, with our non-management directors as a group or with our independent Chairman, may do so by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders or other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanes.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”
The Governance and Nominating Committee has approved a process for handling communications received by the Company and addressed to the Board, the independent Chairman or to non-management directors. Under that process, our Corporate Secretary reviews all correspondence and regularly forwards to the Board copies of correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management, or other inappropriate material will not be forwarded to our directors.
Stockholder Engagement
Engagement with stockholders is a key aspect of our corporate governance program. We engage in productive conversations with our stockholders to consider a diversity of perspectives on issues including strategy, business performance, risk, culture, and ESG matters. This stockholder engagement program complements the ongoing dialogue throughout the year among stockholders and our Chief Executive Officer, Chief Financial Officer, and investor relations team on our long-term strategy, business results, operations, and outlook. In 2023, members of management engaged or reached out to a cross-section of stockholders owning over 60% of Hanesbrands shares. To communicate broadly with our stockholders, we also seek to transparently share ESG and other information relevant to our stockholders through www.ir.hanesbrands.com, www.hbisustains.com, our Annual Report, and this Proxy Statement.
We expect all of our directors to attend our annual meetings of stockholders. Between annual meetings, we expect our management to engage with stockholders on a regular basis at industry and financial conferences, road shows and one-on-one meetings.
On November 16, 2023, we entered into a cooperation agreement (the “Cooperation Agreement”) with Barington Capital Group, L.P. and certain affiliates (collectively, “Barington”) regarding the composition of our Board of Directors and related matters. The term of the Cooperation Agreement ends on the date that is 30 days prior to the notice deadline under our Amended and Restated Bylaws for the submission of stockholder director nominations with respect to our 2025 Annual Meeting of stockholders (the “Cooperation Period”), unless earlier terminated. Under the Cooperation Agreement, we agreed to appoint Mr. Mehas as a new independent director and to include Mr. Mehas among the Company’s slate of director nominees for election at the Annual Meeting. During the Cooperation Period, Barington agreed to vote all of its shares of the Company’s common stock (and the shares of its affiliates):
(i)
for the election of directors nominated by the Board at the Annual Meeting;

(ii)
against any stockholder nominations for directors that are not approved and recommended by the Board for election;

(iii)
against any proposals to remove any member of the Board; and

(iv)
for all other Board-recommended proposals or business subject to stockholder action, subject to certain exceptions set forth in the Cooperation Agreement.

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CORPORATE GOVERNANCE
Barington also agreed to certain customary standstill restrictions during the Cooperation Period, including, among other things, restrictions against acquiring any shares of common stock that would result in Barington beneficially owning more than 5.0% of the Company’s outstanding common stock, soliciting proxies, making stockholder proposals and nominating directors for election to the Board.
Also under the Cooperation Agreement, Barington Companies Management, LLC agreed to serve as an advisor to the Company (the “Advisor”) during the Cooperation Period. The Advisor will provide advisory services to us from time to time regarding the Company’s business, operations, strategic and financial matters, corporate governance and the composition of the Board. The Company will pay the Advisor a fee of $20,000 per month during the time it serves as the Advisor. After five months from the effective date of the Cooperation Agreement, the Advisor may, upon receipt of such written termination notice to the Company, terminate its agreement to serve as the Advisor. In accordance with the terms of the Cooperation Agreement, any termination will also result in the termination of the Cooperation Agreement upon the later of 30 days following the receipt of such written notice and the written certification of Barington’s compliance with certain confidentiality-related provisions.
BOARD STRUCTURE AND PROCESSES
Board Leadership Structure
Our Board leadership structure consists of:
William S. Simon Chairman of the Board	Stephen B. Bratspies Chief Executive Officer
FULLY INDEPENDENT AUDIT, TALENT AND COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEES
Robert F. Moran Chair of the Audit Committee	James C. Johnson Chair of the Talent and Compensation Committee	Geralyn R. Breig Chair of the Governance and Nominating Committee
Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. The Board believes it is in the best interests of our Company to make this determination from time to time based on the position and direction of our Company and the constitution of the Board and management team rather than based on any self-imposed requirement, which the Board does not have. The Board determined to split the roles of Chairman and Chief Executive Officer in 2016.
Mr. Simon has served as Chairman of the Board since 2023. He has served as a Hanesbrands director since 2021. During his tenure, Mr. Simon has actively served on all three Board Committees. The Board believes that Mr. Simon brings significant experience and knowledge to the Chairman role, given his experience in the retail, apparel and consumer products industries.
As detailed in the following summary, the Chairman of the Board has many important duties and responsibilities that enhance the independent oversight of management.
2024 Proxy Statement	32

CORPORATE GOVERNANCE
The Chairman of the Board chairs all meetings of the non-management and independent directors in executive session and also has other authority and responsibilities, including:

•
presides at all meetings of the Board

•
advises the Corporate Secretary regarding the agendas for meetings of the Board of Directors

•
calls meetings of non-management and/or independent directors, with appropriate notice

•
advises the Board on the retention of advisors and consultants who report directly to the Board of Directors

•
advises the Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors

•
reviews with the Chief Executive Officer together with Talent and Compensation Committee Chairman, the non-management directors’ annual evaluation of his performance

•
serves as principal liaison between the non-management and/or independent directors, as a group, and the Chief Executive Officer, as necessary

•
serves as principal liaison between the Board of Directors and our stockholders, as appropriate, after consultation with the Chief Executive Officer

•
selects an interim chair or lead independent director to preside over meetings at which he cannot be present

Our independent directors take an active role in overseeing our management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee. Non-management and independent directors also regularly hold executive sessions outside the presence of our Chief Executive Officer and other Hanesbrands employees. If the Chairman of the Board is not an independent director, the Board will elect one of our independent directors to serve as Lead Director. The Lead Director will undertake all of the duties of the Chairman of the Board described above during any period when the Chairman of the Board is an officer or employee of the Company.
We believe our Board’s leadership structure is best suited to the needs of the Company at this time.
Board and Committee Evaluation Process
Our Corporate Governance Guidelines require the Board to annually evaluate its own performance. In addition, the charters of each of the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee require the committee to conduct an annual performance evaluation. The Board engages in a robust written self-evaluation process to discharge these obligations. From time to time, the Board may engage a third party to conduct an external Board performance evaluation. The Governance and Nominating Committee oversees the annual assessment process on behalf of the Board and the implementation of the annual assessments by the committees.
Committees of the Board of Directors
Our Board of Directors has three standing committees: the Audit Committee, the Talent and Compensation Committee and the Governance and Nominating Committee. The directors listed in the committee memberships described below, and the chairs of the Audit Committee, the Talent and Compensation Committee and the Governance and Nominating Committee, served or will serve as noted below.
2024 Proxy Statement	33

CORPORATE GOVERNANCE
AUDIT COMMITTEE
Members: Robert F. Moran, Chair Geralyn R. Breig Colin Browne Franck J. Moison
The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:
•
the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls

•
our compliance with legal and regulatory requirements

•
the independent auditors’ qualifications and independence

•
the performance of our internal audit function and independent auditor

•
the aspects of our ESG strategy designed to address risks and strategies related to environmental and sustainability initiatives

As part of these responsibilities, the Audit Committee:
•
appoints, retains and oversees the Company’s independent auditor, subject to stockholder ratification

•
preapproves all audit and non-audit engagements and related fees and terms with the Company’s independent auditor

•
oversees and reviews the performance of the Company’s internal audit function, which includes periodic meeting in executive session with the head of the Company’s internal audit function

•
reviews and discusses management’s evaluation of the adequacy of disclosure controls and procedures and internal control over financial reporting

•
reviews with the independent auditor and management all major accounting policy matters involved in the preparation of interim and annual financial reports with corporate management and any deviations from prior practice

•
reviews and discusses the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent registered public accounting firm

•
annually recommends, based on the reviews performed by the Audit Committee, that the Board include the annual financial statements in the annual report on Form 10-K

•
reports to the Board any issues that arise with respect to the quality or integrity of the Company’s publicly reported financial statements and the Company’s compliance with legal or regulatory requirements

•
oversees, and receives frequent updates regarding, the Company’s Global Ethics and Compliance program

The Audit Committee is also responsible for discussing risk assessment and risk management policies, including significant financial risk exposures and risks, opportunities and disclosure obligations related to environmental and sustainability issues, as well as cybersecurity and other technology risks. In connection with this oversight responsibility, the Audit Committee discusses and reviews the steps management has taken to monitor, control and report such exposures.

Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our Proxy Statement relating to the Annual Meeting of Stockholders or our Annual Report on Form 10-K. This report is provided under “Audit Committee Report” on page 41. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.
2024 Proxy Statement	34

CORPORATE GOVERNANCE
TALENT AND COMPENSATION COMMITTEE
Members: James C. Johnson, Chair Natasha C. Chand John G. Mehas Franck J. Moison Robert F. Moran
The Talent and Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process. The Talent and Compensation Committee prepares a report on executive compensation that is included in our Proxy Statement relating to our Annual Meeting of Stockholders. This report is provided under “Talent and Compensation Committee Report” on page 44.
The Talent and Compensation Committee is also responsible for:
•
reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group

•
with respect to our executive officers other than the Chief Executive Officer, reviewing and approving base salaries, target annual incentive award opportunities, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives

•
reviewing and approving the adoption or revision of any clawback policy allowing the Company to recoup incentive compensation received by employees, and administering the policy as it applies to executive officers

•
recommending changes in non-employee director compensation to the Board of Directors

•
reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans

•
oversight of diversity, equity and inclusion, talent development, labor management supply chain labor standards, and health and safety

•
reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes

•
recommending to the Board whether to have an annual, biennial or triennial advisory stockholder vote regarding executive compensation

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Talent and Compensation Committee’s recommendation.
For information regarding the ability of the Talent and Compensation Committee to delegate its authority, and the role of our executive officers and the Talent and Compensation Committee’s compensation consultant in determining or recommending the amount or form of executive and director compensation, see the Compensation Discussion and Analysis that begins on page 45.

Talent and Compensation Committee Interlocks and Insider Participation. All members of the Talent and Compensation Committee during our 2023 fiscal year were, and that have been appointed for 2024 are, independent directors, and no member was an employee or former employee of Hanesbrands. No member of the Talent and Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Talent and Compensation Committee and the board of directors or talent and compensation committee of any other company.
2024 Proxy Statement	35

CORPORATE GOVERNANCE
GOVERNANCE AND NOMINATING COMMITTEE
Members: Geralyn R. Breig, Chair Natasha C. Chand Mark A. Irvin James C. Johnson
The Governance and Nominating Committee is responsible for:
•
identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors

•
recommending that the Board of Directors select a slate of director nominees for election by our stockholders at our annual meeting of stockholders, in accordance with our charter and bylaws and with Maryland law

•
recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter and bylaws and with Maryland law

•
evaluating and recommending to the Board of Directors a set of corporate governance policies and guidelines to be applicable to the Company

•
re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate

•
overseeing and reviewing the Company’s ESG activities and programs, and reviewing our public ESG disclosures and communications

•
overseeing annual Board and committee self-evaluations in accordance with NYSE listing standards

In addition, the Governance and Nominating Committee receives updates on the Company’s sustainability and Global Ethics and Compliance programs, which includes information on our progress towards achieving our long-term sustainability goals.

For more information on the Governance and Nominating Committee, please see page 28.
2024 Proxy Statement	36

CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
How We Make Director Compensation Decisions
The Talent and Compensation Committee is responsible for recommending changes in non-employee director compensation for approval by the Board of Directors. The Talent and Compensation Committee, with the assistance of its independent compensation consultant, annually reviews information about the compensation paid to non-employee directors at our peer group companies (our peer group companies are discussed in “How the Talent and Compensation Committee uses Market Data” on page 54) and relevant market trend data. The Talent and Compensation Committee considers this information as well as the scope of responsibilities of Board and committee members in recommending to the Board of Directors changes to non-employee director compensation.
Annual Compensation
In December 2022, the Talent and Compensation Committee recommended, and the Board of Directors approved, the following compensation for non-employee directors for service on our Board of Directors during 2023:
2023 Annual Director Compensation	Additional Cash Retainers ($)
	Board Service	Chair	Member*
	Independent Chairman of the Board (Mr. Nelson)	175,000(1)
	Committees:
	• Audit(2)	25,000	5,000
	• Talent and Compensation(3)	25,000	2,500
	• Governance and Nominating(4)	25,000	2,500

*
Other than chair

(1)
Although this retainer is typically paid in cash, Mr. Nelson elected to receive 58% of it in the form of restricted stock units in 2023.

(2)
The Audit Committee Chair in 2023 was Mr. Moran. Audit Committee members in 2023 were Ms. Beebe, Ms. Breig, Mr. Moison and Mr. Simon.

(3)
The Talent and Compensation Chair in 2023 was Ms. Ziegler. Talent and Compensation Committee members in 2023 were Mr. Griffin, Mr. Moison , Mr. Nelson and Mr. Simon.

(4)
The Governance and Nominating Committee Chair in 2023 was Mr. Johnson. Governance and Nominating Committee members in 2023 were Ms. Breig, Mr. Griffin, Mr. Irvin and Mr. Nelson.

The three directors who joined our Board of Directors in the fourth quarter of 2023 received a prorated portion of the cash retainer but did not receive an equity retainer, in accordance with the Company’s practices.
The compensation above is unchanged from the compensation paid to our non-employee directors for service on our Board of Directors during 2022.
The following table summarizes the compensation program for our non-employee directors during 2023. Our Chief Executive Officer, Mr. Bratspies, did not receive any additional compensation for serving as a director.
DIRECTOR COMPENSATION — FISCAL 2023
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Ronald L. Nelson	$279,874	$154,999	$—	$434,873
James C. Johnson	135,000	154,999	—	289,999
Robert F. Moran	135,000	154,999	—	289,999
Ann E. Ziegler	135,000	154,999	—	289,999
Geralyn R. Breig	117,500	154,999	—	272,499
2024 Proxy Statement	37

CORPORATE GOVERNANCE
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Franck J. Moison	117,500	154,999	—	272,499
William S. Simon	115,000	154,999	—	269,999
Cheryl K. Beebe	115,000	154,999	—	269,999
Mark A. Irvin(4)	103,125	142,085	—	245,210
Bobby J. Griffin(5)	38,333	51,666	—	90,000
Colin Browne(6)	18,333	—	—	18,333
Natasha C. Chand(6)	18,333	—	—	18,333
John G. Mehas(6)	18,333	—	—	18,333

(1)
Directors who join or resign from the Board or whose Committee membership changes after the start of the calendar year receive a prorated cash retainer for that calendar year based on the number of months served. As noted above, Mr. Nelson elected to receive 58% of his annual cash retainer for service as Independent Chairman in the form of restricted stock units, and as a result he received 12,288 restricted stock units in 2023 in addition to his regular annual equity grant described in footnote 3 below.

(2)
Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. Ms. Beebe, Ms. Breig, Mr. Griffin, Mr. Johnson and Mr. Nelson elected to defer receipt of their 2023 stock awards into the Non-Employee Director Deferred Compensation Plan.

(3)
The amounts shown reflect the aggregate grant date fair value of 2023 restricted stock unit awards, computed in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023. As of December 30, 2023, non-employee directors’ holdings of outstanding restricted stock units was as follows: Mr. Nelson, 31,053; Mr. Irvin, 25,015; each of Ms. Beebe, Ms. Breig, Mr. Johnson, Mr. Moison, Mr. Moran, Mr. Simon and Ms. Ziegler, 18,765; and each of Mr. Browne, Ms. Chand and Mr. Mehas, 0. No non-employee director holds stock options. Effective December 31, 2023, in connection with their resignation as members of the Board, Mr. Nelson, Ms. Ziegler and Ms. Beebe vested in a pro rata portion of their restricted stock units and forfeited the remainder of such restricted stock units.

(4)
Mr. Irvin was appointed to the Board effective February 22, 2023.

(5)
Mr. Griffin retired from the Board on April 24, 2023.

(6)
Appointed to the Board effective November 16, 2023.

Director Deferred Compensation Plan
Under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers and/or awards of restricted stock units. None of the investment options available in the Director Deferred Compensation Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules. The amount payable to a participant will be payable either on the distribution date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan.
Director Stock Ownership and Retention Guidelines
We believe that all our directors should have a significant ownership position in Hanesbrands. To this end, our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units. In addition, to promote equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock received (on a net after-tax basis) under our stock-based compensation plans until such director holds shares of common stock with a value equal to at least five times the current annual cash retainer (excluding any additional cash retainers paid for committee service or chairmanships), and may then only dispose of shares in excess of those with that value. In addition to vested shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met. All our directors are following these stock ownership and retention guidelines.
2024 Proxy Statement	38

CORPORATE GOVERNANCE
OTHER GOVERNANCE INFORMATION
Related Person Transactions
Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship where: (i) Hanesbrands or any of its subsidiaries is or will be a participant; (ii) any greater than five percent stockholder, director, nominee for director or executive officer, or any of their immediate family members or affiliated entities, either currently or at any time since the beginning of the last fiscal year, has a direct or indirect material interest; and (iii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member or affiliated entity of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.
The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be considered in making a determination of fairness and reasonableness may include the business purpose of the transaction, whether the transaction is entered into on an arm’s-length basis on terms fair to us, and whether such a transaction would violate any provisions of our Global Code of Conduct.
If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.
During 2023, there were no related person transactions requiring reporting under SEC rules.
Code of Ethics
Our Global Code of Conduct, which serves as our code of ethics, applies to all directors, officers, and all employees of Hanesbrands and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.Hanes.com/investors or in a Current Report on Form 8-K.
Corporate Governance Documents
Copies of the written charters for the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.Hanes.com/investors.
2024 Proxy Statement	39

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Information
Proposal 2 — Ratification of Appointment
of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation, evaluation, oversight and termination of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2024 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice.
If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2024 fiscal year is not ratified by our stockholders, the adverse vote will be taken into consideration by the Audit Committee. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2024 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.
PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 2006. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether a regular rotation of our independent registered public accounting firm would be appropriate. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. The Audit Committee considers a number of factors in deciding whether to re-engage PricewaterhouseCoopers, including the following:

•
close alignment of PricewaterhouseCoopers’ global footprint and resources with our geographies and worldwide business activities

•
robust independence controls and objectivity

•
length of service of PricewaterhouseCoopers

•
PricewaterhouseCoopers’ high audit quality, performance, and results

•
benefits of longer-tenured auditor

•
positive reputation of PricewaterhouseCoopers

•
PricewaterhouseCoopers’ deep institutional company-industry knowledge, experience, and expertise

•
non-audit service projects performed by other multinational public accounting and auditing firms

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, may make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Relationship with Independent Registered Public Accounting Firm” on page 42.
2024 Proxy Statement	40

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
AUDIT COMMITTEE REPORT
Hanesbrands’ Audit Committee is composed solely of financially literate, independent directors meeting the requirements of applicable SEC rules and NYSE listing standards. The Board of Directors has determined that Mr. Moran possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee serves on the audit committees of more than three public companies.
The key responsibilities of the Audit Committee are set forth in its charter, a copy of which is available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

•
the integrity of the Company’s financial statements, financial reporting process and systems and internal control over financial reporting

•
the Company’s compliance with legal and regulatory requirements

•
the independent auditor’s qualifications and independence

•
the performance of the Company’s internal audit function and independent auditor

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the Company, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements for the fiscal year ended December 30, 2023 (the “2023 Financial Statements”) with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting as of December 30, 2023.
In this context, the Audit Committee:

•
reviewed and discussed with management and PricewaterhouseCoopers the 2023 Financial Statements and audit of internal control over financial reporting

•
discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board

•
received the written disclosures and the letter from PricewaterhouseCoopers required by standards of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers their independence from Hanesbrands

•
met with the senior members of the Company’s financial management team at each regularly scheduled meeting

•
reviewed and discussed with management and PricewaterhouseCoopers the Company’s annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC

•
received periodic updates from management regarding management’s process to assess the adequacy of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting

•
reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers, as appropriate, the plans for, and the scope of, the Company’s annual audit and other examinations

•
met in periodic executive sessions with certain members of management, the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, their assessments of the Company’s internal control over financial reporting and the overall integrity of the Company’s financial statements

•
reviewed and discussed with management the Company’s major financial risk exposures, the steps management has taken to monitor and control these exposures and the Company’s enterprise risk management activities generally

•
reviewed and discussed with management the overall adequacy and effectiveness of the Company’s policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures

2024 Proxy Statement	41

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2023 Financial Statements as audited by PricewaterhouseCoopers be included in Hanesbrands’ Annual Report on Form 10-K as of and for the fiscal year ended December 30, 2023.
By the members of the
Audit Committee, consisting of:

Robert F. Moran, Chair	Geralyn R. Breig	Colin Browne	Franck J. Moison
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended December 30, 2023 and December 31, 2022.
	Fiscal Year Ended December 30, 2023	Fiscal Year Ended December 31, 2022
Audit fees	$6,897,721	$5,728,496
Audit-related fees	79,035	121,288
Tax fees	156,986	111,766
All other fees	2,000	2,900
Total fees	$7,135,742	$5,964,450
In the above table, in accordance with applicable SEC rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings, fees billed for system implementation audit procedures, fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.
“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended December 30, 2023 and December 31, 2022, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.
“Tax fees” for the fiscal years ended December 30, 2023 and December 31, 2022 include tax consultation, preparation and compliance services for domestic and certain foreign jurisdictions and consulting related to research and development credits.
“Other fees” for the fiscal years ended December 30, 2023 and December 31, 2022 include license and subscription fees for research tools.
Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides management with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The audit services fee proposal is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to us during the fiscal years ended December 30, 2023 and December 31, 2022 were pre-approved by the Audit Committee.
2024 Proxy Statement	42

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation
Proposal 3 — Advisory Vote to Approve Named
Executive Officer Compensation

As required pursuant to Section 14A of the Exchange Act, Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote to approve our named executive officer (“NEO”) compensation, as disclosed in this Proxy Statement.
This advisory vote is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the compensation philosophy, practices and policies described in this Proxy Statement. We currently hold advisory “say on pay” votes on an annual basis. Stockholders also have the opportunity to cast a non-binding, advisory “say on pay frequency” vote no less than once every six years. Based on the result of the last “say on pay frequency” vote at our 2023 Annual Meeting of Stockholders, and the Board of Directors’ recommendation on this year’s vote, we currently intend to continue holding our “say on pay” votes every year, and our next “say on pay” vote is expected to occur at our 2025 Annual Meeting of Stockholders.
We believe our executive compensation philosophy, practices and policies have three essential characteristics. They are:
• focused on aligning senior management and stockholder interests in a simple, quantifiable, and unifying manner	• necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives	• competitive in comparison to our peer group companies
Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 45 for more information on our executive compensation program.
We are asking stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders approve the compensation of Hanesbrands’ NEOs as disclosed in the Proxy Statement for Hanesbrands’ 2024 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the executive compensation tables and related footnotes and narrative.”
Because this vote is advisory, it will not be binding on us or our Board of Directors. The vote will also not overrule any decision made by the Board of Directors or the Talent and Compensation Committee or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Talent and Compensation Committee may consider the outcome of the vote when considering future executive compensation arrangements.
2024 Proxy Statement	43

Talent and Compensation Committee Report
Talent and Compensation Committee Report

The Talent and Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended December 30, 2023.
By the members of the
Talent and Compensation Committee, consisting of:

James C. Johnson, Chair	Natasha C. Chand	John G. Mehas	Franck J. Moison	Robert F. Moran
2024 Proxy Statement	44

Compensation Discussion and Analysis
2024 Proxy Statement	45

Compensation Discussion and Analysis
Compensation Discussion and Analysis
WHAT YOU WILL FIND IN THIS COMPENSATION DISCUSSION AND ANALYSIS
Page
Executive Summary We highlight the key items that are discussed in this Compensation Discussion and Analysis including our business strategies and priorities, as well as fiscal 2023 performance, leadership changes, and program updates.	47
This Compensation Discussion and Analysis focuses on the compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving at the end of 2023:
Stephen B. Bratspies
Chief Executive Officer
M. Scott Lewis
Chief Financial Officer and Chief Accounting Officer
Joseph W. Cavaliere
President, Innerwear – Global
Vanessa LeFebvre
President, Activewear – Global
Michael E. Faircloth
EVP, Supply Chain – Global
This Compensation Discussion and Analysis also describes the compensation of our former Chief Financial Officer, Michael P. Dastugue, who resigned on February 28, 2023. Collectively, these executive officers are referred to as our “NEOs.”

Executive Compensation Philosophy & Framework We describe the overarching structure of our executive compensation program and the objectives and principles that guide our compensation decisions.	49
Elements of Fiscal 2023 Compensation We outline the key elements of our NEOs’ compensation for fiscal 2023 and the mix of compensation elements making up the total target direct compensation for the NEOs.	50
Fiscal 2023 Performance Metrics We detail the performance metrics selected by the Committee for 2023 awards under our Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”), and how those metrics align with stockholder interests.	52
Fiscal 2023 Executive Compensation We discuss how the Committee makes compensation decisions, including the use of market data, metrics, and targets, and then provide details on the Committee’s decisions with respect to each element of compensation for fiscal 2023 (including why significant compensation decisions were made), which places in context the information contained in the executive compensation tables that follow the Compensation Discussion and Analysis. We also provide information about post-employment compensation and certain benefit plans available to our NEOs.	53
Additional Information on Executive Compensation We provide additional information about our executive compensation program, including the results of our 2023 “say on pay” vote, and other compensation-related policies and practices.	63
Unless the context otherwise requires, references in this Compensation Discussion and Analysis to the “Committee” refer to the Talent and Compensation Committee of our Board of Directors.
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Compensation Discussion and Analysis
EXECUTIVE SUMMARY
Fiscal 2023 Leadership Changes
Effective February 28, 2023, Mr. Dastugue resigned from his role as the Company’s Chief Financial Officer. Effective March 1, 2023, Mr. Lewis was appointed to serve as Interim Chief Financial Officer (in addition to continuing his role as the Company’s Chief Accounting Officer and Controller) and as announced on July 11, 2023, he was appointed as the Company’s Chief Financial Officer, while also retaining his Chief Accounting Officer role.
Business Strategies and Priorities
Hanesbrands makes everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation, and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. We employ approximately 48,000 associates in approximately 30 countries and have built a strong reputation for ethical business practices.
Our business strategy integrates our brand superiority, industry-leading innovation and low-cost global supply chain to provide higher value products while lowering production costs. Our growth plan is designed to re-energize and reignite our Innerwear business by delivering consumer-driven innovation and attracting younger consumers; to grow the Champion brand through improved product and channel segmentation and expanding the brand across categories and geographies; to become a more consumer-focused organization that delivers products consumers want; and, to simplify our business and our portfolio.
Fiscal 2023 Performance*

•
We exceeded year-end goals with respect to four key 2023 performance metrics, including gross margin, inventory, operating cash flow and debt reduction. Despite a challenging sales environment, we saw positive inflection with respect to margins and leverage.

◦
Fourth quarter gross margin of 38.1% increased 400 basis points compared to prior year; adjusted gross margin of 38.2% increased approximately 395 basis points over prior year, ahead of expectations

◦
Inventory at year-end was below $1.4 billion, ahead of expectations; for full-year 2023, inventory improved 31% year-over-year, or $612 million; was driven predominantly by the benefits of the Company’s inventory management capabilities, including SKU discipline and lifecycle management, as well as lower input costs

◦
The Company generated $562 million of cash flow from operations, ahead of expectations

◦
With stronger-than-expected operating cash flow, the Company accelerated debt paydown to more than $500 million in 2023, ahead of expectations; year-end leverage ratio was 5.2 times on a net debt-to-adjusted EBITDA basis

◦
The Company ended 2023 with more than $1.3 billion of liquidity

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Compensation Discussion and Analysis

•
We gained market share in our U.S. Innerwear business with both men and women in 2023. These gains were driven by key consumer-led innovations, permanent retail space gains, and increased brand marketing investments, as well as improved on-shelf product availability. Revenue from new product innovation was up more than 40% in 2023.

•
However, despite exceeding our goals with regard to our key performance metrics last year, the Company’s 2023 performance did not meet our expectations due to a number of macroeconomic challenges. Total net sales in 2023 were $5.6 billion, compared with $6.2 billion in 2022, representing a 10% decrease. The net sales decline was primarily driven by:

◦
The decline in U.S. Activewear

◦
The continued macro-driven slowdown in consumer spending in our international businesses

◦
The unfavorable impact from foreign currency exchange rates in our International business of approximately $59 million

•
Operating profit was $289 million in 2023 compared with $520 million in 2022, representing a 44% decrease. Adjusted operating profit was $405 million in 2023 compared with $579 million in 2022, representing a 30% decrease. As a percentage of sales, operating profit was 5.1% in 2023 compared to 8.3% in 2022, and adjusted operating profit was 7.2% in 2023 compared to 9.3% in 2022. Operating profit decline was primarily driven by:

◦
Unfavorable sales mix

◦
Commodity and ocean freight cost inflation

* Please refer to Appendix A for reconciliations of non-GAAP financial measures.
Fiscal 2023 Compensation Program Updates
There was no increase to the total target direct compensation of our Chief Executive Officer for fiscal year 2023.
As disclosed in our 2023 proxy statement, none of the threshold goals for our 2022 AIP were achieved and, as a result, none of our NEOs received a payout in respect of their 2022 AIP opportunity in 2023. In setting target goals for net organic sales and adjusted operating income for the 2023 AIP, the Committee took into account performance expectations for 2023 and initial guidance to investors; the Board-approved operating plan; and the importance of continuing to incentivize achievement of our key annual objectives. Based on these considerations, the Committee determined that it was appropriate to set target goals for net organic sales and adjusted operating income under the 2023 AIP that were lower than the corresponding performance results for such metrics under the 2022 AIP. The Committee considered these goals to be challenging yet achievable; moreover, the Committee set strong net inventory goals for the 2023 AIP, with the target level more than 8% lower than the corresponding 2022 AIP target. Additionally, in recognition of the target goals for net organic sales and adjusted operating income being set below 2022 performance results for 2023, the Committee also reduced the maximum possible payout under 2023 AIP awards to 150% of the target opportunity, as compared to 200% under the 2022 AIP. The achievement level for each individual AIP metric continues to be calculated with maximum payout of 200% of target; however, if the total weighted achievement (including the application of the modifier) exceeds 150% of an NEO’s target AIP opportunity, the payout will be reduced to 150% of the total target AIP opportunity, regardless of additional overperformance.
In October 2023, Hanesbrands adopted an executive compensation clawback policy as required pursuant to the listing standards of NYSE, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act (the “Dodd-Frank Clawback Policy”). The Dodd-Frank Clawback Policy generally provides that we will recover, in the event of a required accounting restatement, reasonably promptly, excess incentive-based compensation received by covered officers (including certain former officers) where that compensation is based on erroneously reported financial information.
Effective January 1, 2023, the Committee determined that interest will no longer be credited on accrued dividend equivalents for any long-term incentive awards. Hanesbrands made this change in part due to our view that calculating the interest on accrued dividend equivalents is not prevalent among our peers.
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Compensation Discussion and Analysis
Executive Compensation Philosophy and Framework
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

•
We provide annual incentives designed to reward our NEOs for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the long term.

•
Performance-based and at-risk compensation represents approximately 89% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results and approximately 76% of the average total target direct compensation for our other NEOs, as further described in this Compensation Discussion and Analysis.

•
In keeping with our pay-for-performance culture, we expect our NEOs to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.

•
Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of our shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. In addition, we have implemented a three-year performance period for all performance-based long-term incentive awards. The Talent and Compensation Committee (the “Committee”) believes this design provides an effective way to link executive compensation to long-term stockholder returns.

•
Outstanding equity awards are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.

•
Our Dodd-Frank Clawback Policy generally provides that we will recover excess incentive-based compensation from covered officers (including the NEOs) in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

2024 Proxy Statement	49

Compensation Discussion and Analysis
Elements of Fiscal 2023 Compensation
Our NEOs’ total direct compensation for fiscal 2023 consisted principally of the following elements:
Compensation Element	Key Features	Objectives
Base Salary	• Fixed compensation component • Reflects the individual responsibilities, performance and experience of each NEO	• Provides a foundation of cash compensation for the fulfilment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	• Performance-based cash compensation • Payout determined based on Company performance against pre-established targets	• Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
•
Performance-based and at-risk, time-vested compensation

•
Performance Share Awards (“PSAs”) (50% of LTIP opportunity)

•
Vesting on the third anniversary of the grant date

•
Number of shares received ranges from 0% to 200% of the number of units granted based on fiscal 2023-2025 Company performance against pre-established targets

•
Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)

•
Ratable vesting over a three-year service period

• Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives
We also provide health, welfare and retirement plans that promote employee wellness and support employees in attaining financial security, as well as severance benefits under limited circumstances. These severance benefits, which provide our NEOs with income protection in the event employment is terminated without cause or terminated in certain situations following a change in control, support our executive retention goals and encourage our NEOs’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 61 for additional details.
Fiscal 2023 Compensation Mix
The mix of compensation elements that we offer is intended to further our goals of:

•
achieving key annual results and strategic long-term business objectives

•
using an appropriate mix of cash and equity

•
emphasizing a “pay-for-performance” culture

•
effectively managing the cost of pay programs

•
providing a balanced total compensation program to help ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company

Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the fiscal 2023 total target direct compensation mix for our Chief Executive Officer and the average fiscal 2023 total target direct compensation mix for our other NEOs.
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Compensation Discussion and Analysis
FISCAL 2023 TOTAL TARGET DIRECT COMPENSATION
The chart above with respect to the NEOs other than our Chief Executive Officer disregards Michael Dastugue, who resigned from his position as our Chief Financial Officer effective February 28, 2023 and was not eligible for long-term incentive program awards for 2023. For purposes of calculating the average compensation amounts for the other NEOs, M. Scott Lewis’ target AIP award amount reflects mid-year adjustments in connection with his appointment as Chief Financial Officer, and his target RSU and PSA amounts assume a full fiscal year at the levels set in connection with his appointment as Chief Financial Officer. The RSUs and PSAs actually awarded to Mr. Lewis during fiscal 2023 differ from these target amounts, due to his mid-year appointment as Chief Financial Officer.
The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our NEOs, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 76% of the average total target direct compensation of our other NEOs. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, the compensation actually realized by our NEOs upon payout or vesting could be materially higher or lower than targeted levels.
The chart below sets forth the percentage of the CEO’s fiscal 2023 total direct compensation allocable to each compensation element (base salary, AIP, LTIP) assuming threshold, target, and maximum levels of performance with respect to his AIP and LTIP awards.
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Compensation Discussion and Analysis
CEO POTENTIAL COMPENSATION SCENARIOS (PERCENTAGE OF TOTAL COMPENSATION)

Fiscal 2023 Performance Metrics
The fiscal 2023 AIP performance metrics for our NEOs, as approved by the Committee, consisted of net organic sales (weighted 40%), adjusted operating income (weighted 40%) and net inventory (weighted 20%). Net organic sales are defined as net sales excluding those derived from businesses acquired and businesses held for sale during fiscal 2023. Adjusted operating income is defined as operating income, excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses acquired and businesses held for sale during fiscal 2023. In order to support our goals, the Committee may also adjust the payout under the AIP (+/- 5%) based on improvements in our existing culture of inclusion and representation within the U.S. workforce. The Committee selected these metrics because they are aligned with areas of strategic focus, key drivers of long-term sustainable stockholder value creation and fundamental elements of consistent, stable growth.
The metrics for 2023 performance compensation were as follows for the AIP and LTIP:
ANNUAL INCENTIVE PLAN (AIP) METRICS:

Awards to our continuing NEOs under our fiscal 2023 LTIP program, as approved by the Committee, consisted of both RSUs and PSAs, each targeted at 50% of the total LTIP opportunity. The RSUs generally vest 33%, 33% and 34% on the first,
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Compensation Discussion and Analysis
second and third anniversaries of the grant date, respectively. The PSAs are subject to a three-year performance period, and the performance metrics for the PSAs include adjusted earnings per share (“adjusted EPS”) growth (weighted 50%) and cash flow from operations growth (weighted 50%). Adjusted EPS is defined as diluted earnings per share from continuing operations, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items, and as adjusted to exclude the impact of stock repurchases during the performance period. Measurement of the achievement percentage for the PSAs will exclude the impact of businesses acquired or held for sale during the performance period. The PSAs will vest (subject to achievement of the applicable performance goals) on the last business day of February 2026. The Committee selected cash flow from operations and adjusted EPS as the performance metrics for the 2023 LTIP because the Committee believes these metrics have the ability to align the performance of our continuing NEOs with stockholder value by incorporating aspects of growth, profitability and capital efficiency. In addition, the Committee believes strong cash flow from operations can enhance stockholder value in numerous ways, including strategic investment, dividends and stock repurchases, and debt reduction.
LONG-TERM INCENTIVE PLAN (LTIP) METRICS:

Fiscal 2023 Executive Compensation
Best Practices in Executive Compensation
Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders.
What we do:	What we don’t do:

•
Pay-for-performance emphasis with a balance of short- and long-term incentives, using an array of key performance metrics, with a strong emphasis on financial performance

•
Cap AIP and PSA payouts

•
Alignment of executive compensation with stockholder returns through equity ownership requirements and equity-based awards

•
“Double trigger” requirement for severance and accelerated vesting of equity awards pursuant to change-in-control agreements with our NEOs

•
Incorporate ESG goals into our annual cash incentive program

•
Clawback provisions for cash and equity performance-based compensation

•
Independent compensation consultant to the Committee

•
Annual “Say-on-Pay” advisory vote for stockholders

•
No repricing or replacing of underwater stock options or stock appreciation rights without stockholder approval

•
No overlapping performance metrics for AIP and PSA awards

•
No employment agreements for our NEOs

•
No tax gross-up payments (other than due on relocation reimbursements as provided under a broad-based program)

•
No hedging or pledging of Hanesbrands stock by NEOs

•
No automatic vesting of equity awards upon a change in control

2024 Proxy Statement	53

Compensation Discussion and Analysis
How We Make Executive Compensation Decisions
The Committee, advised by its independent compensation consultant, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our NEOs. Pursuant to its charter, the Committee may delegate any of its responsibilities, along with the authority to act in relation to such responsibilities, to one or more subcommittees. However, the Committee made no such delegation in fiscal 2023.
FW Cook serves as the Committee’s executive compensation consultant. FW Cook reports directly to the Committee, and the Committee has the sole authority to terminate or replace FW Cook at any time. FW Cook assists in the development of compensation programs for our executive officers and our non-employee directors by providing compensation information from our peer group companies (which are described in “How the Talent and Compensation Committee uses Market Data below), relevant market trend data, information on current issues in the regulatory and economic environment, recommendations for program design and best practices and corporate governance guidance. In fiscal 2023, FW Cook also provided Chief Financial Officer compensation information from our peer group companies in connection with Mr. Lewis’ appointment to such role, which the Committee considered in approving the changes to his compensation described below. In connection with the determination of Mr. Lewis’ initial 2023 compensation opportunity (prior to his appointment as Interim Chief Financial Officer), FW Cook provided survey data from general industry companies and consumer products companies.
The Committee realizes that it is essential to receive objective advice from its compensation advisors. Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Committee deems appropriate, the Committee assesses the independence of the advisor from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in NYSE listing standards. The Committee assessed the independence of FW Cook based on these criteria and concluded that FW Cook is sufficiently independent from management and that FW Cook’s work for the Committee does not raise any conflict of interest.
At the direction of the Committee, our management works with FW Cook to prepare information about the compensation competitiveness of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Committee regarding compensation of these officers, other than himself, and FW Cook provides guidance to the Committee about those recommendations. FW Cook also makes independent recommendations to the Committee regarding the compensation of our Chief Executive Officer without the involvement of management. The Committee uses this information and considers these recommendations in making decisions about executive compensation for all our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, after reviewing the Committee’s recommendation.
In making compensation decisions, the Committee:
How the Talent and Compensation Committee Uses Market Data
To determine what constitutes a “competitive” compensation package, the Committee considers total target direct compensation; the allocation among the various elements of compensation at our peer group companies; and general industry pay levels as gathered from publicly available survey sources. The Committee does not view this market data as a prescriptive determinant of individual compensation. Rather, it is used by the Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, NEO compensation is based on the Committee’s judgment, considering factors described elsewhere in this Compensation Discussion and Analysis that are particular to Hanesbrands and our NEOs, including, most importantly, Company and individual performance.
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Compensation Discussion and Analysis
The Committee, with assistance from FW Cook, establishes the Company’s peer group that is used for market comparison purposes.

We seek to identify peer group companies:

1. that have comparable business models and strategy;
2. with whom we compete for talent, capital and customers; and
3. that are of a similar size and complexity.

In selecting new peer companies and evaluating the continued inclusion of current peers, the Compensation Committee also considers companies:

In apparel and/or other general consumer product (non-durable goods) industries

With multiple distribution channels, such as wholesale, retail and e-commerce

Of a similar revenue size, market capitalization and margins

That consider us to be a peer for compensation purposes, plus the peer companies identified by our apparel peer companies

Used by us for financial comparison purposes

Proxy Advisors

Used in proxy advisory firm peer groups for purposes of the chief executive officer pay-for-performance test

Considering these parameters, for purposes of fiscal 2023 compensation decisions, the Committee determined it was appropriate to remove The Clorox Company, The Hershey Company, and Stanley Black & Decker, Inc. and add Burlington Stores, Inc. and Capri Holdings Ltd. In addition, L Brands, Inc. split into two separate companies: Bath and Body Works, Inc. and Victoria’s Secret & Co. Thus, the peer group used by the Committee for purposes of determining fiscal 2023 compensation consisted of the following 17 companies:
Fiscal 2023 Peer Group
• American Eagle Outfitters, Inc.	• Gildan Activewear, Inc.	• Tapestry, Inc.
• Bath and Body Works, Inc.	• Levi Strauss & Co.	• The Gap, Inc.
• Burlington Stores, Inc.	• Lululemon Athletica Inc.	• Under Armour, Inc.
• Capri Holdings Ltd.	• Newell Brands Inc.	• V.F. Corporation
• Carter’s, Inc.	• PVH Corp.	• Victoria’s Secret & Co.
• Foot Locker, Inc.	• Ralph Lauren Corporation
Based on information available in July 2022, when the peer group market data was considered, market capitalization among companies in the peer group ranged (as of June 1, 2022) from approximately $2 billion to $37 billion, and trailing twelve-month revenue among companies in the peer group ranged from approximately $3 billion to $16 billion.
Elements of Fiscal 2023 Executive Compensation
Total Target Direct Compensation
Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 54, the Committee determined the total target direct compensation levels of our NEOs for fiscal 2023, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives. In addition, the Committee approved the following with respect to our NEOs’ compensation levels for fiscal 2023:
2024 Proxy Statement	55

Compensation Discussion and Analysis

•
No increase was made to the total target direct compensation of the Chief Executive Officer for fiscal 2023.

•
As discussed in more detail below, Mr. Lewis’ total target direct compensation increased during fiscal 2023 in connection with his promotion to Chief Financial Officer.

•
Mr. Cavaliere’s 2023 LTIP target was increased by 29% over his 2022 LTIP target, for a 15.6% increase in total target direct compensation over fiscal 2022, to align more closely with the market for equivalent positions while maintaining an appropriate balance of cash and equity-based compensation.

•
Ms. LeFebvre’s target 2023 AIP opportunity was initially established at 75% of base salary, but was increased to 100% of her base salary effective June 1, 2023, to align more closely with the market for equivalent positions.

The amounts approved for 2023 for the NEOs are set forth below:
NEO	2023 Base Salary ($)	2023 AIP Target ($)	2023 LTIP Target ($)	2023 Total Target Direct Compensation ($)
Stephen B. Bratspies	$1,250,000	$2,000,000 (160% of base salary)	$7,750,000	$11,000,000
M. Scott Lewis(1)	887,922	597,882 (see footnote 1)	1,500,000	2,985,804
Michael P. Dastugue(2)	750,000	750,000 (100% of base salary)	0	1,500,000
Joseph W. Cavaliere	750,000	750,000 (100% of base salary)	2,200,000	3,700,000
Vanessa LeFebvre	750,000	671,875 (see footnote 3)	1,250,000	2,671,875
Michael E. Faircloth	630,000	472,500 (75% of base salary)	1,382,000	2,484,500

(1)
Mr. Lewis’ initial base salary rate for fiscal 2023 was $386,000. In connection with Mr. Lewis’ service as Interim Chief Financial Officer, he received a base salary increase of $62,500 per month from February 1, 2023 through July 9, 2023. Upon his appointment as Chief Financial Officer as announced July 11, 2023, Mr. Lewis’ base salary was set at $750,000 per year, his annual AIP target opportunity was increased from 45% to 100% of his annual base salary, and his annual LTIP opportunity was increased from $325,000 to $1,500,000. To reflect such increases for purposes of Mr. Lewis’ 2023 compensation, the Committee determined that Mr. Lewis’ AIP target opportunity for fiscal 2023 would be the sum of (1) 45% of his eligible earnings from January 1, 2023 until July 9, 2023 plus (2) 100% of his eligible earnings from July 10, 2023 through December 30, 2023. The Committee also approved certain special equity compensation awards in fiscal 2023 in connection with Mr. Lewis’ service as Chief Financial Officer, which awards are described in further detail below. The amounts included in the table above for Mr. Lewis reflect his base salary actually earned for fiscal 2023, his total AIP target award based on his “blended” 2023 target percentages, and his new annual LTIP opportunity in his role as Chief Financial Officer.

(2)
Due to the timing of Mr. Dastugue’s notice of resignation, he was not eligible for LTIP awards in 2023.

(3)
As noted above, Ms. LeFebvre’s 2023 AIP target was increased from 75% of her base salary to 100% of her base salary, effective June 1, 2023. The target 2023 AIP opportunity set forth in the table above reflects a blended rate of (1) 75% of her base salary from January 1, 2023 until May 31, 2023, plus (2) 100% of her base salary from June 1, 2023 through December 30, 2023.

Metrics and Targets for our Compensation Program
A significant portion of the compensation that our NEOs may earn is subject to the achievement of Company-wide performance metrics. We believe that the performance of our NEOs is best viewed through their contributions to long-term stockholder value as reflected by achievement of performance metrics that our Committee believes to be drivers of our strategic business plans and stockholder returns. We use quantifiable performance metrics that are easily calculated and easily understood and that reinforce teamwork and internal alignment.
For fiscal 2023, the elements of our executive compensation program subject to the achievement of performance metrics consisted of:
• the AIP • the PSA portion of LTIP compensation
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Compensation Discussion and Analysis
Percentage Payout of Target Incentive Compensation

AIP
Generally, executive officers can earn AIP awards equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 150% of their targeted amount for performance at or above the maximum level. No AIP award is payable with respect to a performance metric if performance is below the threshold level for that metric. The achievement level for each individual AIP metric continues to be calculated with maximum payout of 200% of target; however, total AIP payout is capped at 150% of the target amount. AIP awards are payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.
PSA Portion of LTIP
Generally, executive officers can earn PSAs equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No PSAs are payable with respect to a performance metric if performance is below the threshold level for that metric, and PSAs are capped at 200% of the target amount. PSAs are payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.
In keeping with our pay for performance culture, we expect our NEOs to deliver overall results that exceed the target level of performance in order to receive above median market compensation. Performance below the target level of performance is expected to result in below median market compensation.
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Compensation Discussion and Analysis
CEO POTENTIAL COMPENSATION SCENARIOS (COMPARISON TO PEER GROUP)

The amounts earned by our NEOs under the performance-based elements of our compensation program are based solely on our performance against pre-established metrics. The Committee selects metrics that have generally remained constant from year to year and that it considers to be key performance drivers that are important to our stockholders and aligned with our long-term business strategy, supplementing those metrics from time to time as the Committee deems necessary.
Base Salary
We pay base salary to attract talented executives and to provide a fixed base of cash compensation for fulfilment of fundamental job responsibilities. The base salaries for our NEOs are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Committee also considers the practices of the companies in our peer group in setting our NEOs’ base salary. These factors result in different compensation levels among the NEOs. Base salaries are adjusted periodically (but generally not every year) as part of the Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels. Mr. Lewis is the only NEO who received a base salary increase in 2023, which was due to his appointment as Chief Financial Officer.
Annual Base Salary
Name	Year	Base Salary
Stephen B. Bratspies	2023	$1,250,000
	2022	$1,250,000
M. Scott Lewis*	2023	$887,922
	2022	$386,000
Michael P. Dastugue	2023	$750,000
	2022	$750,000
Joseph W. Cavaliere	2023	$750,000
	2022	$750,000
Vanessa LeFebvre	2023	$750,000
	2022	$750,000
Michael E. Faircloth	2023	$630,000
	2022	$630,000
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Compensation Discussion and Analysis
*
Mr. Lewis’ initial base salary rate for fiscal 2023 was $386,000. In connection with Mr. Lewis’ service as Interim Chief Financial Officer, he received a base salary increase of $62,500 per month from February 1, 2023 through July 9, 2023. Upon his appointment as Chief Financial Officer as announced July 11, 2023, Mr. Lewis’ base salary was set at $750,000 per year. The amount included for 2023 in the table above for Mr. Lewis reflects his base salary actually earned for fiscal 2023.

Annual Incentive Plan (AIP)
The AIP is designed to motivate performance by linking a portion of our NEOs’ compensation to the achievement of key annual results. As discussed in “Fiscal 2023 Performance Metrics” on page 52, the performance metrics for the AIP for fiscal 2023 were net organic sales (weighted at 40%), adjusted operating income (weighted at 40%), and net inventory (weighted at 20%). The range of goals for each metric was established based on the Company’s annual operating plan, which the Committee viewed as challenging yet achievable. However, in recognition of the target goals for net organic sales and adjusted operating income being set below 2022 performance results for 2023, the Committee determined that the maximum payout under the AIP would be 150% of the target opportunity, regardless of any additional overperformance.
2023 AIP Goals and Results
Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	FY2023 Results	Metric Achievement (% of Target)	Weighted Metric Achievement (% of Target)
Net Organic Sales ($MM)*	40%	$5,891	$6,201	$6,511	$5,645	0%	0%
Adjusted Operating Income ($MM)*	40%	$495	$550	$605	$405	0%	0%
Net Inventory ($MM)*	20%	$1,650	$1,500	$1,350	$1,368	188%	37.6%
Initial Total Weighted Achievement (% of Target)							37.6%

*
Threshold, target, and maximum goals and achievement results for these metrics reflect adjustments to eliminate the impact of businesses acquired and businesses held for sale during the fiscal year in accordance with the design approved by the Committee in January 2023.

In addition, the Committee considers a modifier pursuant to which the Committee may adjust the payout under AIP (+/- 5%) based on improvements in our existing culture of inclusion and representation within the U.S. workforce. At the end of fiscal 2023, based on the Company’s results, the Committee determined not to apply any modification relating to our inclusion and representation performance during the year.
The threshold, target, maximum and actual payout levels for each NEO under the AIP are set forth below:
Name	Threshold	Target	Maximum	Actual
Stephen B. Bratspies	$500,000	$2,000,000	$3,000,000	$752,000
M. Scott Lewis(1)	$149,470	$597,882	$896,822	$224,803
Michael P. Dastugue(2)	$187,500	$750,000	$1,125,000	$0
Joseph W. Cavaliere	$187,500	$750,000	$1,125,000	$282,000
Vanessa LeFebvre(3)	$167,969	$671,875	$1,007,813	$252,625
Michael E. Faircloth	$118,125	$472,500	$708,750	$177,660

(1)
Upon his appointment as Chief Financial Officer as announced July 11, 2023, Mr. Lewis’ annual AIP target opportunity was increased from 45% to 100% of his annual base salary. To reflect such increase for purposes of Mr. Lewis’ 2023 compensation, the Committee determined that Mr. Lewis’ AIP target opportunity for fiscal 2023 would be the sum of (1) 45% of his eligible earnings from January 1, 2023 until July 9, 2023 plus (2) 100% of his eligible earnings from July 10, 2023 through December 30, 2023. The amounts included in the table above for Mr. Lewis reflect his threshold, target and maximum AIP award based on his “blended” 2023 target percentages.

(2)
In connection with his resignation on February 28, 2023, Mr. Dastugue forfeited his 2023 AIP opportunity.

(3)
As a result of a mid-year adjustment to more closely align with the market for equivalent positions, Ms. LeFebvre’s target 2023 AIP opportunity was increased from 75% of her base salary to 100% of her base salary, effective June 1, 2023. The amounts included in the table above for Ms. LeFebvre reflect threshold, target and maximum AIP award based on her “blended” 2023 target percentages.

Long-Term Incentive Program (LTIP)
The Committee currently uses equity grants as the primary means of providing long-term incentives to our NEOs. These LTIP awards are designed to encourage behaviors that drive the long-term growth, profitability and financial success of the Company, align executives’ interests with our stockholders and support retention objectives.
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Compensation Discussion and Analysis
For fiscal 2023, two types of LTIP grants were awarded to our continuing NEOs:
• Performance Share Awards (PSAs) • Time-vested Restricted Stock Unit Awards (RSUs)
For fiscal 2023, 50% of the targeted value of the LTIP opportunity consisted of PSAs and 50% of the targeted value consisted of RSUs. However, the actual value realized by our continuing NEOs as a result of their fiscal 2023 LTIP grants (if any) will depend on our stock price on the vesting date of each award, as well as financial performance results for the PSA awards. Due to the timing of the notice of his resignation, Mr. Dastugue was not eligible for any LTIP awards in fiscal 2023.
Performance Share Awards
PSAs give our continuing NEOs the opportunity to earn shares of Hanesbrands common stock for performance achieved over a multi-year performance cycle. PSAs provide long-term incentive compensation with the objectives of providing a focus on long-term value and increasing stock ownership. PSAs are designed to align the interests of our NEOs with those of stockholders by encouraging the executives to enhance the value of Hanesbrands stock and improve the performance of selected metrics. In addition, the multi-year performance cycle is designed to create an incentive for individual executives to remain with the Company.
Under the terms of the PSAs, our continuing NEOs can earn from 0% to 200% of the target number of PSAs granted. The PSAs cliff vest on the last business day of February following the completion of the performance period, to the extent earned. Dividend equivalents are paid in cash (after vesting) on the shares actually earned under the PSAs. Effective January 1, 2023, interest is no longer credited on accrued dividend equivalents for any LTIP awards.
Grant of Fiscal 2023-2025 Performance Share Awards
The Committee established the following goals for the fiscal 2023-2025 PSA awards:
Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cash Flow from Operations % Growth over Prior Year	50%	1.0%	10.0%	20.0%
Adjusted EPS* % Growth over Prior Year	50%	0.5%	4.5%	9.0%

*
Threshold, target, and maximum goals and achievement results for this metric reflect adjustments to eliminate the impact of (1) businesses acquired and businesses held for sale during the performance period and (2) stock repurchases during the performance period, in each case in accordance with the design approved by the Committee in January 2023.

Performance during the fiscal 2023-2025 award cycle is measured based on growth goals established at the beginning of the performance period and determined based on year-over-year growth; the resulting payout percentages for each of the three individual years in the performance period are then averaged to calculate the final payout percentage.
Restricted Stock Units
RSUs consist of awards of the right to receive stock as determined by the Committee at the end of a specified restricted period, subject generally to continued employment. The value of the RSUs granted to our NEOs is tied to changes in our stock price and reinforces alignment with stockholder interests. The RSUs vest ratably in annual installments over three years. Dividend equivalents are paid on RSUs in cash at the time of vesting of the underlying RSUs. Effective January 1, 2023, interest is no longer credited on accrued dividend equivalents for any LTIP awards.
Special 2023 Equity Awards for Mr. Lewis
In connection with his appointment as Interim Chief Financial Officer, on February 1, 2023, Mr. Lewis received a discretionary grant in the form of RSUs with a targeted value of $325,000, which award will generally vest in increments of 33%, 33% and 34% on the first, second and third anniversary of the grant date, respectively. In addition, in connection with his appointment as Chief Financial Officer, as announced July 11, 2023, Mr. Lewis was granted (1) RSUs with a
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Compensation Discussion and Analysis
targeted value of $293,750, which RSUs generally vest in increments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively, and (2) a PSA award with a targeted value (at target) of $293,750, which PSA award will be subject to the same performance conditions and terms as the other fiscal 2023-2025 PSA awards described above. The special equity grants described above for Mr. Lewis were intended to align his pay with market competitive pay for other chief financial officers.
Prior Years’ Performance Share Awards
As disclosed in our 2022 proxy statement, PSAs awarded to our participating NEOs in fiscal 2021 were earned at 200% of target as a result of our achievement of the applicable performance goals during the 2021 fiscal year. Messrs. Bratspies, Lewis, Cavaliere and Faircloth vested in these awards on February 11, 2024. Ms. LeFebvre was not with Hanesbrands in fiscal 2021, so she was not eligible for a 2021 PSA award. Mr. Dastugue forfeited his unvested 2021 PSA award upon his resignation on February 28, 2023.
PSAs awarded to our participating NEOs in fiscal 2022 remain outstanding. If earned, these awards will vest on the last business day of February 2025, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2022-2024 performance period. Mr. Dastugue forfeited his unvested 2022 PSA award upon his resignation on February 28, 2023.
Post-Employment Compensation
Our NEOs are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Legacy Pension Plan (the “Pension Plan”) and/or our defined contribution retirement program, which consists of the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”) and the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “SERP”), and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.
Pension Plan
The Pension Plan is a defined benefit pension plan (intended to be qualified under Section 401(a) of the Internal Revenue Code) under which benefits have been frozen since December 31, 2005. The Pension Plan provides the benefits that had accrued for any of our U.S.-based employees as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Mr. Faircloth is the only NEO currently participating in the Pension Plan. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.
Defined Contribution Plans
Our defined contribution retirement program for U.S.-based employees consists of the 401(k) Plan and the Defined Contribution Component of the SERP.
Under the 401(k) Plan, our NEOs and generally all full-time domestic exempt and non-exempt U.S.-based salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.
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Compensation Discussion and Analysis
The SERP is a nonqualified supplemental retirement plan that provides two types of benefits:

•
The “Defined Contribution Component” of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described above, the 401(k) Plan provides for employer contributions to our NEOs at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer matching and discretionary contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which was $330,000 for 2023. The SERP provides to those employees whose compensation exceeds this threshold, including our NEOs, benefits that would be earned under the 401(k) Plan but for these limitations. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our NEOs receive benefits under this portion of the SERP.

•
The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our NEOs has an unpaid benefit under this portion of the SERP.

Severance Arrangements
We have entered into Severance Agreements with each of our NEOs. Severance Agreements help us attract and retain key talent and provide important protections to us by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period following termination. The Severance Agreements provide our NEOs with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period after a change in control transaction. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our NEOs pursuant to the Severance Agreements is described under “Potential Payments upon Termination or Change in Control” on page 73. Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.
Benefit Plans and Arrangements
Our NEOs are eligible to participate in certain of our other employee benefits plans and arrangements. These consist of the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), the Hanesbrands Inc. Executive Life Insurance Plan (the “Life Insurance Plan”) and the Hanesbrands Inc. Executive Disability Plan (the “Disability Plan”). In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to enable executives to save for future financial needs in a tax efficient manner.
Under the Executive Deferred Compensation Plan, a group of approximately 210 U.S.-based employees, generally at the director level and above, including our NEOs, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. Amounts deferred under the Executive Deferred Compensation Plan may, at the election of the executive, (i) earn a fixed rate of interest, which was 4.62% for 2023; (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total stockholder return of Hanesbrands’ stock; or (iii) be deemed to be invested in one of a number of other investment funds designated by us from time to time. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.
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Compensation Discussion and Analysis
The Life Insurance Plan provides life insurance benefits to a group of approximately 70 U.S.-based employees, generally at the level of vice president or above, including our NEOs, who contribute materially to our continued growth, development and future business success. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.
The Disability Plan provides long-term disability benefits for a group of approximately 70 U.S.-based employees, generally at the level of vice president and above, including our NEOs. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.
In addition, we provide limited perquisites to our executive officers, including relocation benefits (where applicable). We also have fractional ownership agreements in place with NetJets pursuant to which the Company has use of and interest in certain aircraft that is used primarily for business travel by our executive officers. We have written policies that set forth guidelines and procedures regarding use of the aircraft. Under our policies, executive officers are permitted to allow a family member to accompany them on a business-related flight if an empty seat is available. This does not result in any additional cost to the Company. Personal use of the aircraft is subject to prior approval of the Board Chairman or the Chief Executive Officer.
Additional Information On Executive Compensation
Consideration of Prior Stockholder Advisory Vote on Executive Compensation
At our 2023 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation. Our stockholders approved the compensation of our NEOs as disclosed in the Proxy Statement for that meeting with approximately 93% support. Given this strong level of support, the Committee did not make any changes to our compensation policies or practices that were specifically driven by the result of the “say on pay” vote.
No Tax Gross-Ups
We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program.
Clawback and Recoupment of Compensation
Dodd-Frank Clawback Policy
We have adopted the Dodd-Frank Clawback Policy in accordance with NYSE listing standards and Section 10D of the Exchange Act. The Dodd-Frank Policy provides that we will recover excess incentive-based compensation from covered officers in the event of a required accounting restatement, subject to limited exceptions set forth in the policy. Below are some of the other key features of the Dodd-Frank Clawback Policy:

•
Covered Employees:   Applies to our current and former “officers” for purposes of Section 16 of the Exchange Act, including all of the NEOs.

•
Recovery Period:   Applies to incentive-based compensation for which the relevant performance measure is achieved on or after October 2, 2023, and during the three completed fiscal years prior to the date the restatement is required.

•
Covered Compensation:   Covers compensation granted, earned or vested based on a financial reporting measure (including stock price and total shareholder return), and provides for clawback of the amount of such compensation that exceeds what would have been received under the restated results.

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Compensation Discussion and Analysis
Supplemental Clawback Policy
In 2013, prior to the adoption of the final NYSE and Exchange Act rules regarding the recovery of erroneously awarded compensation, we adopted a more broad-based clawback policy, which we refer to as the “Supplemental Policy.” The Supplemental Policy remains in effect, and gives us discretion in the event of an accounting restatement to claw back certain compensation that is not covered by the Dodd-Frank Clawback Policy, including certain compensation received by non-officer employees and certain compensation of our Section 16 officers that was received prior to the applicability of the Dodd-Frank Clawback Policy. Below are some of the other key features of the Supplemental Policy:

•
Covered Employees:   Applies to all current and former employees who have received cash-based or equity-based incentive compensation under an arrangement maintained by us

•
Recovery Period:   Applies to incentive compensation received during the 3-year period preceding the date the restatement is required.

•
Covered Compensation:   Covers cash-based and equity-based incentive compensation, and gives discretion to claw back the portion of such compensation that would not have been received under the restated results.

AIP and LTIP Awards
The documents governing both our AIP and LTIP awards provide for the forfeiture and clawback of such awards if an employee violates our Global Code of Conduct or engages in certain activities that are harmful to the interests of the Company, as follows:

•
AIP Awards:   The participant is required to pay us an amount in cash equal to the amount paid with respect to an AIP award within the 12-month period immediately prior to the conduct.

•
PSAs:   The participant forfeits unvested PSAs, and is required to (1) return all shares of stock that the participant has not disposed of that were delivered within one year prior to the date of the commencement of the wrongful conduct (net of certain non-U.S. taxes, if applicable), and (2) pay us cash in amount equal to any financial gain the participant received with respect to shares that were disposed of that were delivered to the participant within one year prior to the commencement of the wrongful conduct (net of certain non-U.S. taxes, if applicable).

Stock Ownership and Retention Guidelines
We believe that our executives should have a significant ownership position in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we adopted stock ownership guidelines for our key executives, including our continuing NEOs.
Our Chief Executive Officer (Mr. Bratspies) is required to own Hanesbrands stock valued at six times his annual base salary; all other continuing NEOs are generally required to own Hanesbrands stock valued at two times (in the case of Mr. Faircloth) or three times (in the case of Mr. Lewis, Ms. LeFebvre, and Mr. Cavaliere) his or her base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our NEOs and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, unvested RSUs, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the Defined Contribution Component of the SERP, including hypothetical share equivalents held in the latter two plans, are counted for purposes of determining whether the ownership requirements are met. Unexercised stock options and unvested PSAs do not count towards meeting the ownership guidelines. All our continuing NEOs are in compliance with these stock ownership and retention guidelines.
Prohibitions on Pledging, Hedging, and Other Derivative Transactions
Under our insider trading policy, directors and executive officers, including our continuing NEOs, are required to clear in advance all transactions in our securities with Hanesbrands’ law department. Further, no director, executive officer or other employee is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.
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Compensation Discussion and Analysis
Compensation Risk Assessment
The Committee, in consultation with FW Cook, annually reviews our current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Some of the key factors supporting the Committee’s conclusion include: (i) a reasonable degree of balance with respect to the mix of cash and equity compensation and short-term and longer-term performance focus; (ii) the use of multiple performance metrics in our AIP and LTIP awards; (iii) multiple year vesting for equity awards; (iv) robust executive and non-employee director stock ownership guidelines; (v) an insider trading policy that includes prohibitions on hedging and pledging of our stock; and (vi) incentive compensation clawback policies and provisions.
Tax Treatment of Certain Compensation
In making decisions about executive compensation, we continue to consider the impact of regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.
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Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our NEOs for our 2023, 2022 and 2021 fiscal years, as applicable.
Fiscal 2023 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen B. Bratspies Chief Executive Officer	2023	$1,250,000	$—	$7,749,995	$—	$752,000	$—	$62,082	$9,814,076
	2022	1,225,000	—	7,750,000	—	—	—	244,614	9,219,614
	2021	1,100,000	—	7,049,994	—	2,691,130	—	190,125	11,031,249
M. Scott Lewis Chief Financial Officer & Chief Accounting Officer	2023	887,922	—	1,237,490	—	224,803	—	43,491	2,393,706
	2022	384,167	650,000	324,986	—	—	—	140,359	1,499,512,
	2021	375,000	350,000	225,000	—	532,110	—	90,820	1,572,930
Michael P. Dastugue Former Chief Financial Officer	2023	130,769	—	—	—	—	—	—	130,769
	2022	750,000	—	1,999,988	—	—	—	95,245	2,845,233
	2021	500,000	—	1,013,319	—	815,494	—	70,463	2,399,276
Joseph W. Cavaliere President Innerwear — Global	2023	750,000	—	2,200,001	—	282,000	—	81,237	3,313,238
	2022	741,667	—	1,699,992	—	—	—	266,027	2,707,686
	2021	623,719	—	1,519,996	—	1,017,278	—	264,618	3,425,612
Vanessa LeFebvre President, Activewear — Global	2023	750,000	—	1,250,002	—	252,625	—	195,443	2,448,070
Michael E. Faircloth EVP, Supply Chain — Global	2023	630,000	—	1,381,997	—	177,660	10,424	40,416	2,240,497
	2022	630,000	500,000	1,382,011	—	—	—	122,698	2,634,709
	2021	626,667	—	1,282,004	—	766,564	—	75,519	2,750,754

(1)
The amounts shown include deferrals to the 401(k) Plan.

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Compensation Discussion and Analysis
(2)
The amounts shown reflect the aggregate grant date fair value of awards granted during the fiscal year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023. These amounts do not necessarily correspond to the actual value that may be realized by the officer. Additional information regarding outstanding awards, including (where applicable) exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2023 Year End” table on page 69. The amounts shown under “Stock Awards” include: (i) grants of restricted stock units (“RSUs”) and (ii) performance share awards (“PSAs”), as shown below:

	Fiscal Year	Grant Date Fair Value of PSAs ($)	Grant Date Fair Value of RSUs ($)	Total Grant Date Fair Value of Stock Awards ($)
Stephen B. Bratspies	2023	$3,874,997	$3,874,997	$7,749,995
M. Scott Lewis	2023	456,247	781,243	1,237,490
Michael P. Dastugue	2023	—	—	—
Joseph W. Cavaliere	2023	1,100,001	1,100,001	2,200,001
Vanessa LeFebvre	2023	625,001	625,001	1,250,002
Michael E. Faircloth	2023	690,999	690,999	1,381,997
The amounts shown above for PSAs represent the grant date value based on the probable outcome of the performance conditions. The aggregate value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Bratspies: $7,749,995; for Mr. Lewis: $912,494; for Mr. Cavaliere: $2,200,001; for Ms. LeFebvre: $1,250,002; and for Mr. Faircloth: $1,381,997.
(3)
The amount shown reflects the amount earned for such year under the AIP, which amount was paid after the end of such year.

(4)
Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable SEC rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the amounts shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(5)
For our 2023 fiscal year, the amounts shown in the “All Other Compensation” column include the following: (i) relocation expenses ($113,865 for Ms. LeFebvre); (ii) life insurance policy premiums ($7,974 for Mr. Lewis, $51,237 for Mr. Cavaliere, $15,428 for Ms. LeFebvre, and $15,216 for Mr. Faircloth); (iii) long-term disability insurance policy premiums ($11,938 for Mr. Bratspies and $7,162 for Ms. LeFebvre); (iv) accidental death and dismemberment insurance policy premiums ($144 for Mr. Bratspies and $149 for Ms. LeFebvre); (v) $28,839, which was the incremental cost to us of Ms. LeFebvre’s incidental use of Company aircraft for a personal flight on which certain family members accompanied her; and (vi) our contributions pursuant to defined contribution retirement programs, which consist of the qualified 401(k) plan ($13,200 for each of Mr. Bratspies, Mr. Lewis, Mr. Cavaliere, Ms. LeFebvre and Mr. Faircloth) and the Defined Contribution Component of the SERP ($36,800 for Mr. Bratspies, $22,317 for Mr. Lewis, $16,800 for Mr. Cavaliere, $16,800 for Ms. LeFebvre and $12,000 for Mr. Faircloth). With respect to Company aircraft, we have fractional ownership agreements in place with NetJets pursuant to which the Company pays certain hourly, monthly, and other fees for its use of and interest in certain aircraft. The aggregate incremental cost to the Company of Ms. LeFebvre’s personal use of such aircraft has been calculated by totaling the hourly charges (consisting of hourly usage fees and hourly fuel fees) associated with Ms. LeFebvre’s personal flights; this methodology excludes fixed costs that do not change based on usage, such as monthly management fees. During 2023, certain of Mr. Bratspies’ family members accompanied him on certain business related flights, but the family members’ presence on the flights did not result in any incremental cost to the Company.

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Compensation Discussion and Analysis
GRANTS OF PLAN-BASED AWARDS
The following table sets forth a summary of grants of plan-based awards to our NEOs during our 2023 fiscal year.
Grants of Plan-Based Awards in Fiscal 2023
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen B. Bratspies	1/23/2023(2)	$500,000	$2,000,000	$3,000,000	—	—	—	—	$—
	1/23/2023(3)	—	—	—	117,282	469,128	938,256	—	3,874,997(4)
	1/23/2023(5)	—	—	—	—	—	—	469,128	3,874,997
M. Scott Lewis	1/23/2023(2)	149,470	597,882	896,822	—	—	—	—	—
	1/23/2023(3)	—	—	—	4,918	19,673	39,346	—	162,499(4)
	1/23/2023(5)	—	—	—	—	—	—	19,673	162,499
	2/1/2023(6)	—	—	—	—	—	—	37,313	324,996
	7/10/2023(7)	—	—	—	16,211	64,845	129,690	—	293,748(4)
	7/10/2023(8)	—	—	—	—	—	—	64,845	293,748
Michael P. Dastugue	1/23/2023(2)	187,500	750,000	1,125,000	—	—	—	—	—
Joseph W. Cavaliere	1/23/2023(2)	187,500	750,000	1,125,000	—	—	—	—	—
	1/23/2023(3)	—	—	—	33,293	133,172	266,344	—	1,001,001(4)
	1/23/2023(5)	—	—	—	—	—	—	133,172	1,001,001
Vanessa LeFebvre	1/23/2023(2)	167,969	671,875	1,007,813	—	—	—	—	—
	1/23/2023(3)	—	—	—	18,917	75,666	151,332	—	625,001(4)
	1/23/2023(5)	—	—	—	—	—	—	75,666	625,001
Michael E. Faircloth	1/23/2023(2)	118,125	472,500	708,750	—	—	—	—	—
	1/23/2023(3)	—	—	—	20,914	83,656	167,312	—	690,999(4)
	1/23/2023(5)	—	—	—	—	—	—	83,656	690,999

(1)
The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.

(2)
This award is the AIP award for the 2023 fiscal year. See “Annual Incentive Plan (AIP)” on page 59 for a discussion of the amounts paid under the AIP for the 2023 fiscal year.

(3)
This award is the portion of the LTIP award for fiscal 2023 that consists of the fiscal 2023-2025 PSA. If earned, the award will vest on the last business day of February 2026, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2023-2025 performance period. See “Long-Term Incentive Program (LTIP)” on page 59 for a discussion of these awards.

(4)
Represents the grant date fair value of the portion of the LTIP award for fiscal 2023 that consists of the fiscal 2023-2025 PSA, assuming achievement at the target level (representing the probable outcome of the applicable performance conditions at the grant date).

(5)
This award represents the portion of the LTIP award for fiscal 2023 that consists of RSUs. The RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 59 for a discussion of these awards.

(6)
This award represents a special RSU award granted to Mr. Lewis in connection with his service as Interim Chief Financial Officer. The RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 59 for a discussion of this award.

(7)
This award represents a special PSA award granted to Mr. Lewis in connection with his appointment as our Chief Financial Officer. These PSAs are subject to substantially the same terms and conditions of the regular 2023-2025 PSA awards. See “Long-Term Incentive Program (LTIP)” on page 59 for a discussion of this award.

(8)
This award represents a special RSU award granted to Mr. Lewis in connection with his appointment as our Chief Financial Officer. The RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 59 for a discussion of this award.

2024 Proxy Statement	68

Compensation Discussion and Analysis
OUTSTANDING EQUITY AWARDS
The following table sets forth certain information with respect to outstanding equity awards at the end of our 2023 fiscal year for each of our NEOs.
Outstanding Equity Awards at Fiscal 2023 Year End
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen B. Bratspies	(2)	—	—	—	—	—	—	469,128	2,092,311
	(3)	—	—	—	—	469,128	2,092,311	—	—
	(4)	—	—	—	—	—	—	237,876	1,060,927
	(5)	—	—	—	—	159,377	710,821	—	—
	(6)	—	—	—	—	381,700	1,702,382	—	—
	(7)	—	—	—	—	77,323	344,861	—	—
	(8)	83,333	—	14.32	8/3/2030	—	—	—	—
	(9)	83,333	—	17.18	8/3/2030	—	—	—	—
	(10)	83,334	—	20.05	8/3/2030	—	—	—	—
M. Scott Lewis	(2)	—	—	—	—	—	—	19,673	87,742
	(3)	—	—	—	—	19,673	87,742	—	—
	(4)	—	—	—	—	—	—	9,975	44,489
	(5)	—	—	—	—	6,684	29,811	—	—
	(6)	—	—	—	—	12,182	54,332	—	—
	(7)	—	—	—	—	2,468	11,007	—	—
	(11)	—	—	—	—	37,313	166,416	—	—
	(12)	—	—	—	—	64,845	289,209	—	—
	(13)	—	—	—	—	—	—	64,845	289,209
Michael P. Dastugue	(17)	—	—	—	—	—	—	—	—
Joseph W. Cavaliere	(2)	—	—	—	—	—	—	133,172	593,947
	(3)	—	—	—	—	133,172	593,947	—	—
	(4)	—	—	—	—	—	—	52,179	232,718
	(5)	—	—	—	—	34,960	155,922	—	—
	(6)	—	—	—	—	82,296	367,040	—	—
	(14)	—	—	—	—	16,171	72,123	—	—
2024 Proxy Statement	69

Compensation Discussion and Analysis
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Vanessa LeFebvre	(2)	—	—	—	—	—	—	75,666	337,470
	(3)	—	—	—	—	75,666	337,470	—	—
	(15)	—	—	—	—	—	—	22,704	101,260
	(16)	—	—	—	—	15,212	67,846	—	—
Michael E. Faircloth	(2)	—	—	—	—	—	—	83,656	373,106
	(3)	—	—	—	—	83,656	373,106	—	—
	(4)	—	—	—	—	—	—	42,419	189,189
	(5)	—	—	—	—	28,421	126,758	—	—
	(6)	—	—	—	—	69,410	309,569	—	—
	(7)	—	—	—	—	14,061	62,712	—	—

(1)
Calculated by multiplying $4.46, the closing market price of our common stock on December 29, 2023, by the number of RSUs or PSAs.

(2)
This award was granted on January 23, 2023 and is the portion of the 2023 LTIP award that consists of the fiscal 2023-2025 PSA. If earned, the award will vest on the last business day of February 2026, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2023-2025 performance period. The number listed represents the number of PSAs that were granted in 2023 multiplied by an assumed achievement level of 100% (the target).

(3)
This award was granted on January 23, 2023 and is the portion of the 2023 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(4)
This award was granted on January 24, 2022 and is the portion of the 2022 LTIP award that consists of the fiscal 2022-2024 PSA. If earned, the award will vest on the last business day of February 2025, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2022-2024 performance period. The number listed represents the number of PSAs that were granted in 2022 multiplied by an assumed achievement level of 100% (the target).

(5)
This award was granted on January 24, 2022 and is the portion of the 2022 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(6)
This award was granted on February 11, 2021 and is the portion of the PSA awarded under the 2021 LTIP award that was earned based on performance in fiscal 2021. This award will generally vest on the third anniversary of the grant date.

(7)
This award was granted on January 25, 2021 and is the portion of the 2021 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(8)
These stock options were granted on August 3, 2020 and vested 100% on the first anniversary of the grant date.

(9)
These stock options were granted on August 3, 2020 and vested 100% on the second anniversary of the grant date.

(10)
These stock options were granted on August 3, 2020 and vested 100% on the third anniversary of the grant date.

(11)
This award was granted on February 1, 2023 in connection with Mr. Lewis’ service as Interim Chief Financial Officer and consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(12)
This award was granted on July 10, 2023 in connection with Mr. Lewis’ appointment as Chief Financial Officer and consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(13)
This award was granted on July 10, 2023 in connection with Mr. Lewis’ appointment as Chief Financial Officer and consists of PSAs. These PSA are subject substantially the same vesting terms as the regular 2023-2025 PSA award described in footnote 2 above.

(14)
This award was granted on February 8, 2021 in connection with Mr. Cavaliere’s commencement of service with the Company and consists of RSUs. These RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(15)
This award was granted on August 8, 2022 in connection with Ms. LeFebvre’s commencement of service with the Company and consists of PSAs. These PSA are subject substantially the same vesting terms as the regular 2022-2024 PSA award described in footnote 4 above.

(16)
This award was granted on August 8, 2022 in connection with Ms. LeFebvre’s commencement of service with the Company and consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(17)
Mr. Dastugue forfeited his outstanding and unvested equity compensation awards in connection with his departure from the Company.

2024 Proxy Statement	70

Compensation Discussion and Analysis
OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information with respect to options exercised and stock awards vested during our 2023 fiscal year with respect to the NEOs.
Option Exercises and Stock Vested in Fiscal 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen B. Bratspies	—	—	186,936	$1,389,644
M. Scott Lewis	—	—	7,777	62,078
Michael P. Dastugue	—	—	20,257	162,461
Joseph W. Cavaliere	—	—	32,913	230,534
Vanessa LeFebvre	—	—	40,186	220,621
Michael E. Faircloth	—	—	42,961	343,213
Pension Benefits
Only one of our NEOs, Mr. Faircloth, participates in the Pension Plan. The Pension Plan is a frozen, defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our U.S.-based employees, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit.
Normal retirement age is age 65 for purposes of the Pension Plan. With respect to the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62; participants who choose to commence benefits between ages 55 and 61 are eligible for proportionally reduced benefits based on actuarial tables. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65; participants who choose to commence benefits between ages 55 and 64 are eligible for proportionally reduced benefits based on actuarial tables. None of our NEOs is currently eligible for early retirement under the Pension Plan. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants.
The following table sets forth certain information with respect to the value of pension benefits accumulated by our NEOs at the end of fiscal 2023.
Pension Benefits  —  Fiscal 2023
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Stephen B. Bratspies	—	—	$—	$—
M. Scott Lewis	—	—	—	—
Michael P. Dastugue	—	—	—	—
Joseph W. Cavaliere	—	—	—	—
Vanessa LeFebvre	—	—	—	—
Michael E. Faircloth	Pension Plan	8.5833	159,765	—
2024 Proxy Statement	71

Compensation Discussion and Analysis
(1)
The Pension Plan was frozen at the end of 2005, so any years of service after such date were not credited. Only Mr. Faircloth was eligible to accrue benefits under the Pension Plan prior to December 2005.

(2)
Present values for the Pension Plan are computed as of December 30, 2023, using a discount rate of 4.99% and a healthy mortality table (the SOA Pri-2012 mortality study projected generationally from 2012 with SOA Scale MP-2021 with Aon’s “Nov23 Endemic” COVID-19 adjustment to reflect increased mortality over the near-term). For the pension benefit, we assume 45% of males elect a single life annuity and 55% select a 50% joint and survivor annuity, and that 70% of females elect a single life annuity and 30% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 50% of males elect a seven-year certain only annuity, 22.5% select a single life annuity and 27.5% select a 50% joint and survivor annuity, and that 50% of females elect a seven-year certain only annuity, 35% select a single life annuity and 15% select a 50% joint and survivor annuity. When calculating the seven-year certain only annuity, a 4.70% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent seven-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. We also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used considering SEC rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

Nonqualified Deferred Compensation
The following table sets forth certain information with respect to contributions to and withdrawals from two nonqualified deferred compensation plans by our NEOs during our 2023 fiscal year, and the aggregate balance at fiscal year-end. These nonqualified deferred compensation plans are the Executive Deferred Compensation Plan and the Defined Contribution Component of the SERP.
Nonqualified Deferred Compensation — Fiscal 2023
Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Bratspies	Executive Deferred Compensation Plan	$—	$—	$—	$—	$—
	SERP (Defined Contribution Component)	—	36,800(2)	(5,841)	146,955	48,969(3)
M. Scott Lewis	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	22,317(2)	—	50,451	22,317(3)
Michael P. Dastugue	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	—	(58,131)	—	—
Joseph W. Cavaliere	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	16,800(2)	(1,828)	65,734	19,651(3)
Vanessa LeFebvre	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	16,800(2)	(1,856)	—	26,821(3)
Michael E. Faircloth	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	12,000(2)	—	63,663	12,000(3)

(1)
No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable SEC rules. For Mr. Dastugue, the amount of loss in this column reflects the forfeiture of his unvested account balance in connection with his resignation during 2023.

(2)
This amount represents Company contributions to the Defined Contribution Component of the SERP during 2023 and is also included in the “All Other Compensation” column of the Summary Compensation Table on page 66.

(3)
This amount represents the Defined Contribution Component of the SERP balance as of December 30, 2023, after taking into account the distributions, described in the preceding footnote, made with respect to the NEO’s account in 2023. Although amounts in this column were reported as compensation for 2023 in the Summary Compensation Table on page 66, no amounts in this column were reported as compensation for prior fiscal years in our summary compensation tables.

Under the Executive Deferred Compensation Plan, a group of approximately 210 U.S.-based employees, generally at the director level and above, including our NEOs, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation
2024 Proxy Statement	72

Compensation Discussion and Analysis
Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.
The SERP is a nonqualified supplemental retirement plan that provides two types of benefits: (1) a “Defined Contribution Component” and (2) a “Defined Benefit Component.” The Defined Contribution Component of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our NEOs receive benefits under this portion of the SERP. The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our executive officers has an unpaid benefit under this portion of the SERP.
For more detailed information regarding these plans, see “Defined Contribution Plans” and “Benefit Plans and Arrangements” on pages 61 and 62, respectively.
Potential Payments upon Termination or Change in Control
Certain termination benefits provided to our NEOs, upon their voluntary termination of employment due to resignation or retirement, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees and are not reflected in the table below. The following table describes the potential payments to these officers (other than Mr. Dastugue) upon a severance from employment or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 29, 2023, the last business day of our 2023 fiscal year, and that the value of a share of our common stock is $4.46, the closing price per share of our common stock on December 29, 2023. Because Mr. Dastugue resigned on February 28, 2023, he is not included in the tables below. Mr. Dastugue did not receive any severance compensation or enhanced benefits in connection with his resignation.
Termination or Change in Control Payments
		Voluntary Termination(1)	Involuntary Termination(1)
		Retirement(2)	Death/Disability	Not For Cause	Change in Control
Stephen B. Bratspies	Severance	$—	$—	$1,250,000(3)	$9,750,000(4)
	LTIP(5)	—	8,003,613	—	8,003,613
	Benefits and perquisites	—	—	6,500(6)	257,498(7)
	Total	—	8,003,613	1,256,500	18,011,111
M. Scott Lewis	Severance	—	—	1,500,000(3)	3,000,000
	LTIP(5)	65,339	1,059,955	—	1,059,955
	Benefits and perquisites	—	—	23,166(6)	132,688
	Total	65,339	1,059,955	1,523,166	4,192,643
Joseph W. Cavaliere	Severance	—	—	750,000(3)	3,000,000(4)
	LTIP(5)	—	2,015,697	—	2,015,697
	Benefits and perquisites	—	—	57,737(6)	222,846(7)
	Total	—	2,015,697	807,737	5,238,543
2024 Proxy Statement	73

Compensation Discussion and Analysis
		Voluntary Termination(1)	Involuntary Termination(1)
		Retirement(2)	Death/Disability	Not For Cause	Change in Control
Vanessa LeFebvre	Severance	—	—	750,000(3)	3,000,000(4)
	LTIP(5)	—	844,046	—	844,046
	Benefits and perquisites	—	—	21,928(6)	193,675(7)
	Total	—	844,046	771,928	4,037,721
Michael E. Faircloth	Severance	—	—	1,260,000(3)	2,205,000
	LTIP(5)	1,339,844	1,434,439	—	1,434,439
	Benefits and perquisites	—	—	38,301(6)	132,608(7)
	Total	1,339,844	1,434,439	1,298,301	3,772,047

(1)
An NEO who is terminated by us for cause, or who voluntarily resigns (other than at our request), will receive no severance benefit.

(2)
If an employee who ceases active employment with us on or after attaining age 50 or older (in the case of awards granted prior to January 1, 2022) or age 55 or older (in the case of awards granted after January 1, 2022) and completing at least 10 years of service (i) provides us with a least six months’ prior written notice of his or her intended retirement date, (ii) remains actively employed during such notice period, (iii) completes certain transition duties and responsibilities and (iv) enters into a written release of claims against us, all restrictions on the outstanding equity awards requiring continued employment through a vesting date will lapse upon the employee’s retirement and the award will be paid to the employee not later than two and one-half months following the end of the calendar year in which he or she retires. The employee is required to cooperate with us regarding matters arising out of his or her employment and continue to comply with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the third anniversary of the grant date of the award. Mr. Lewis has attained age 50 or older and has completed at least 10 years of service, and Mr. Faircloth has attained age 55 or older and has completed at least 10 years of service.

(3)
If the employment of the continuing NEO is terminated by us for any reason other than for cause (as defined in the Severance Agreements), or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with us and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. To receive these payments, the NEO must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The NEO also must agree to release any claims against us. Payments terminate if the terminated NEO becomes employed by one of our competitors. The terminated NEO also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the NEO would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(4)
Amounts shown in the “Change in Control” column in the table above include both involuntary Company-initiated terminations of employment and terminations by the continuing NEO due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made under the Severance Agreement upon a change in control if the NEO continues to be employed by us. The NEO receives a lump sum payment equal to two times (or three times in the case of Mr. Bratspies) his or her cash compensation, consisting of base salary, the greater of his or her current target or average actual AIP amounts over the prior three years and the matching contribution to the defined contribution plan in which the NEO is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the NEO must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The NEO also must agree to release any claims against us. Payments terminate if the terminated NEO becomes employed by one of our competitors.

(5)
Vesting of outstanding stock awards will accelerate only if there is a qualifying termination within two years after the change in control or if the surviving entity does not provide qualifying replacement awards. In addition, outstanding stock awards will fully vest upon the death or permanent disability of the participant. RSUs and PSAs are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 29, 2023.

(6)
Reflects continuation of group medical coverage ($16,666 for Mr. Lewis, $51,237 for Mr. Cavaliere, $15,428 for Ms. LeFebvre, and $31,801 for Mr. Faircloth) and outplacement services ($6,500 for each of our continuing NEOs).

(7)
Reflects COBRA premium subsidies for group medical and dental coverage and premiums for life insurance, personal accident insurance, travel accident insurance and accidental death and dismemberment insurance ($88,829 for Mr. Bratspies, $66,188 for Mr. Lewis, $153,495 for Mr. Cavaliere, $100,354 for Ms. LeFebvre, and $75,708 for Mr. Faircloth) for three years with respect to Mr. Bratspies and two years with respect to the remaining continuing NEOs; scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($150,000 for Mr. Bratspies, $60,000 for Mr. Lewis, $60,000 for Mr. Cavaliere, $60,000 for Ms. LeFebvre, and $60,000 for Mr. Faircloth); outplacement services ($6,500 for each of our continuing NEOs); and accelerated vesting of Defined Contribution Component SERP benefits ($12,169 for Mr. Bratspies, $2,851 for Mr. Cavaliere, and $26,821 for Ms. LeFebvre). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 9%.

2024 Proxy Statement	74

CEO Pay Ratio
CEO Pay Ratio
OVERVIEW
Hanesbrands is a large multinational apparel company, manufacturing and marketing innerwear and activewear primarily in the Americas, Europe, Australia and Asia/Pacific. We conduct our business globally and have approximately 48,000 employees, over 90% of whom (approximately 43,000) are located outside the United States. Approximately 80% of our workforce (approximately 38,000 employees) is employed in our large-scale supply chain facilities located primarily in Central America, the Caribbean Basin and Asia.
Our various compensation programs include the payment of market-based wages and the provision of competitive employee benefits. The programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. The vast majority of our employees (approximately 67%) are compensated on an hourly basis.
METHODOLOGY
To identify our global median employee, we utilized the following methodology:

•
We determined that, as of October 31, 2023 (the “Determination Date”), our employee population then consisted of approximately 49,000 individuals (excluding Stephen B. Bratspies, our CEO, but including full-time, part-time, seasonal and temporary employees) working at Hanesbrands and its consolidated subsidiaries. We reviewed and analyzed payroll data for our entire employee population as of the Determination Date in order to identify the global median employee.

•
In order to consistently measure the compensation of our employees other than our CEO, we utilized total cash compensation (including regular pay, overtime, bonuses, incentives, allowances and paid time off, but excluding amounts set aside on behalf of the employee, such as retirement contributions, pension, provident fund or superannuation) for the 10-month period ending October 31, 2023 Pay was annualized on a 10-month basis for permanent employees included in the sample who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire 10-month period.

•
For purposes of this analysis, we converted all cash compensation paid in foreign currency to U.S. dollars using the applicable exchange rate on December 29, 2023. We did not make any cost-of-living adjustments in identifying the global median employee.

CALCULATION
Our global median employee identified on the Determination Date is located in the Dominican Republic, whose 2023 total cash compensation was $7,375.57. We identified and calculated the elements of that employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $8,445.36.
The annual total compensation of Mr. Bratspies, our CEO, for the 2023 fiscal year was $9,814,076, which is the amount reported for 2023 in the “Total Compensation” column of our Summary Compensation Table provided on page 66. Based on this information, for the 2023 fiscal year, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees other than the CEO was 1,162 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.
2024 Proxy Statement	75

Pay Versus Performance
PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and our other NEOs (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Year (a)	Summary Compensation Table (“SCT”) Total for Stephen Bratspies(1) ($) (b)	Compensation Actually Paid to Stephen Bratspies(1)(2)(3) ($) (c)	SCT Total for Gerald W. Evans, Jr.(1) ($) (b)	Compensation Actually Paid to Gerald W. Evans, Jr.(1)(2)(3) ($) (c)	Average SCT Total for Non-PEO NEOs(1) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($) (e)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions) (h)	Net Organic Sales(5) ($ Millions) (i)
							TSR ($) (f)	Peer Group TSR ($) (g)
2023	9,814,076	5,413,551	—	—	2,105,256	1,310,293	34.57	71.93	(17.7)	5,645
2022	9,219,614	(2,040,239)	—	—	2,482,996	608,021	49.30	67.96	(127.2)	6,178
2021	11,031,249	15,420,100	—	—	2,635,061	3,264,430	122.09	104.02	77.2	6,745
2020	4,829,065	3,570,261	9,469,457	6,310,590	2,249,254	1,760,286	103.10	92.47	(75.6)	6,087

(1)
Stephen Bratspies was our PEO from August 3, 2020 to present. Gerald W. Evans, Jr. was our PEO until August 2, 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
M. Scott Lewis	M. Scott Lewis	Michael E. Faircloth	M. Scott Lewis
W. Howard Upchurch	Michael E. Faircloth	Michael P. Dastugue	Michael P. Dastugue
Joia M. Johnson	Michael P. Dastugue	Joseph W. Cavaliere	Joseph W. Cavaliere
Michael E. Faircloth	Joseph W. Cavaliere	Kristin L. Oliver	Vanessa LeFebvre
	Jonathan Ram		Michael E. Faircloth

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K, and therefore use hypothetical values and points in time when pay may not actually have been earned by or delivered to the NEOs. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments (which are described in footnote 3 below with respect to 2023).

(3)
Compensation Actually Paid for fiscal 2023 reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. For unvested awards subject to performance-based vesting conditions, the fair values were based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable year. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

2024 Proxy Statement	76

Pay Versus Performance
Stephen Bratspies
Year	Summary Compensation Table Total ($)	Exclusion of Change in Pension Value ($)	Exclusion of Stock Awards and Option Awards ($)	Inclusion of Pension Service Cost ($)	Inclusion of Equity Values ($)	Compensation Actually Paid ($)
2023	9,814,076	—	(7,749,995)	—	3,349,469	5,413,551
Non-PEO NEOs (Average)
Year	Average Summary Compensation Table Total ($)	Average Exclusion of Change in Pension Value ($)	Average Exclusion of Stock Awards and Option Awards ($)	Average Inclusion of Pension Service Cost ($)	Average Inclusion of Equity Values ($)	Average Compensation Actually Paid ($)
2023	2,105,256	(2,085)	(1,213,898)	—	421,020	1,310,293
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:
Stephen Bratspies
Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included ($)	Total — Inclusion of Equity Values ($)
2023	4,184,622	(1,075,604)	—	240,451	—	—	3,349,469
Non-PEO NEOs (Average)
Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included ($)	Total — Average Inclusion of Equity Values ($)
2023	705,873	(96,930)	—	20,494	(208,416)	—	421,020

(4)
”TSR” stands for “total shareholder return.” The Peer Group TSR shown in this table utilizes the S&P 1500 Apparel, Accessories & Luxury Goods Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K, for the years reflected in the table above. The comparison assumes $100 was invested for the period starting December 28, 2019, through the end of the listed year in the Company and in the S&P 1500 Apparel, Accessories & Luxury Goods Index, respectively. The historical stock price performance of our common stock shown is not necessarily indicative of future stock price performance.

(5)
We determined net organic sales to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for previous years, and we may determine a different financial performance measure to be the most important measure in future years. Net organic sales is a non-GAAP financial measure. For purposes of this disclosure, net organic sales was calculated substantially as described above in our Compensation Discussion and Analysis on page 52.

2024 Proxy Statement	77

Pay Versus Performance
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”) and Between Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR, as well as the relationship between the Company’s cumulative TSR and the Peer Group TSR, in each case over the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Company TSR and Company TSR Versus and S&P 1500
Apparel, Accessories & Luxury Goods Index TSR
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
2024 Proxy Statement	78

Pay Versus Performance
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Organic Sales
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net organic sales during the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Organic Sales
Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.
Adjusted EPS
Adjusted Operating Income
Cash Flow from Operations
Net Inventory
Net Organic Sales
2024 Proxy Statement	79

Ownership of our Stock
Ownership of our Stock
SHARE OWNERSHIP OF MAJOR STOCKHOLDERS, MANAGEMENT AND DIRECTORS
The following table sets forth information, as of February 13, 2024, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.
On February 13, 2024 there were 351,557,106 shares of our common stock outstanding.
	Amount and Nature of Beneficial Ownership		Other(1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
BlackRock, Inc.(2)	56,687,778	16.12%	—	—
Vanguard Group, Inc.(3)	38,903,759	11.07%	—	—
Stephen B. Bratspies	633,054	*	395,194	2,731	1,030,979
Michael E. Faircloth	375,872	*	70,473	—	446,345
Joseph W. Cavaliere	176,789	*	106,967	639	284,395
Robert F. Moran	79,896	*	33,477	9,520	122,893
Franck J. Moison	67,952	*	33,477	—	101,429
M. Scott Lewis	63,261	*	106,418	—	169,679
James C. Johnson	54,048	*	33,477	167,608	255,133
Vanessa LeFebvre	41,125	*	65,909	2,248	109,282
William S. Simon	26,296	*	33,477	—	59,773
Geralyn R. Breig	—	*	33,477	64,698	98,175
Mark A. Irvin	—	*	58,492	—	58,492
Colin Browne	—	*	33,477	—	33,477
Natasha C. Chand	—	*	33,477	—	33,477
John G. Mehas	—	*	33,477	—	33,477
All directors and executive officers as a group (16 persons)(4)	1,605,827	*

*
Less than 1%.

(1)
While the amounts in the “Other” column for restricted stock units and stock equivalent units in our SERP and deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.

(2)
Information regarding this beneficial owner is based on an Amendment No. 2 to Schedule 13G filed January 22, 2024 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, reported that it beneficially owns 56,687,778 shares of our common stock and that it has sole voting power over 55,848,616 shares and sole dispositive power over 56,687,778 shares. BlackRock’s address is 50 Hudson Yards, New York, New York 10001.

(3)
Information regarding this beneficial owner is based on an Amendment No. 12 to Schedule 13G filed February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard reported that it beneficially owns 38,903,759 shares of our common stock and that it has shared voting power over 514,220 shares, sole dispositive power over 38,024,332 shares and shared dispositive power over 879,427 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Includes Kristin L. Oliver, EVP, Chief Human Resources Officer & Interim Chief Legal Officer; and Scott A. Pleiman, EVP, Chief Strategy & Information Officer.

2024 Proxy Statement	80

About the Annual Meeting and Voting
2024 Proxy Statement	81

About the Annual Meeting and Voting
About the Annual Meeting and Voting
WILL I RECEIVE A PRINTED COPY OF THIS PROXY STATEMENT?
You will not receive a printed copy of this Proxy Statement or our Annual Report on Form 10-K in the mail unless you request a printed copy. As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On March 11, 2024, we mailed to our stockholders a notice of annual meeting and Internet availability of proxy materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. If you wish to request a printed copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the notice of annual meeting and Internet availability of proxy materials. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
If you were a stockholder of Hanesbrands at the close of business on February 13, 2024 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:
• held directly in your name as the stockholder of record • held for you in an account with a broker, bank or other nominee
Shares held in an account with a broker, bank or other nominee may include shares:
• represented by your interest in the HBI Stock Fund in the 401(k) Plan • credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006
On the Record Date, there were 351,557,106 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.
WHO MAY ATTEND THE ANNUAL MEETING?
In order to allow for greater participation by all of our stockholders, regardless of their geographic location, the Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.
If you are a registered stockholder or beneficial owner of our common stock at the close of business on February 13, 2024, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HBI2024. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.
You may log into www.virtualshareholdermeeting.com/HBI2024 beginning at 8:45 a.m. Eastern time on April 22, 2024. The Annual Meeting will begin promptly at 9:00 a.m. Eastern time on April 22, 2024. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual meeting site for assistance.
This year’s stockholders’ question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HBI2024.
2024 Proxy Statement	82

About the Annual Meeting and Voting
HOW MANY SHARES OF HANESBRANDS COMMON STOCK MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if:

•
you are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank, broker or other nominee to vote your shares

•
you have properly executed and submitted a proxy card or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.
If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.
WHAT ARE BROKER NON-VOTES?
If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For non-routine matters (such as the election of directors and the advisory vote regarding executive compensation) however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.
HOW MANY VOTES ARE REQUIRED TO APPROVE EACH PROPOSAL?

•
The election of directors will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, each of the ten nominees for director will be elected if he or she receives a majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Additionally, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director, a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration. Stockholders cannot cumulate votes in the election of directors.

•
The ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2024 fiscal year requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.

•
The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

HOW DO I VOTE?
You may vote your shares during the Annual Meeting at www.virtualshareholdermeeting.com/HBI2024 or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:
Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.
2024 Proxy Statement	83

About the Annual Meeting and Voting
Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.
Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.
If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.
Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2024 fiscal year, FOR approval of named executive officer compensation and in the discretion of the proxy holder on any other business that may properly come before the Annual Meeting.
If you participate in the 401(k) Plan and have contributions invested in the HBI Stock Fund in the 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a notice of annual meeting and Internet availability of proxy materials containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 17, 2024. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the 401(k) Plan.
HOW CAN I REVOKE A PREVIOUSLY SUBMITTED PROXY?
You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting at www.virtualshareholdermeeting.com/HBI2024. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF ANNUAL MEETING AND INTERNET AVAILABILITY OF PROXY MATERIALS?
If you receive more than one notice of annual meeting and Internet availability of proxy materials, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote utilizing all proxy cards or Internet or telephone proxy authorizations to which you are provided access.
2024 Proxy Statement	84

About the Annual Meeting and Voting
HOW IS THE VOTE TABULATED?
Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board or in opposition to any other proposal to be voted on is filed with the SEC. Broadridge will tabulate votes for the Annual Meeting and will provide an independent election inspector for the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON April 22, 2024
The notice of annual meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 30, 2023 are available at: www.proxyvote.com.
2024 Proxy Statement	85

Other Information
Other Information
OTHER INFORMATION ABOUT HANESBRANDS
We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our websites, www.ir.hanesbrands.com and www.hbisustains.com, we do not incorporate our website or its contents into this Proxy Statement.
MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.
SOLICITATION COSTS
We will pay the cost of soliciting proxies by use of this Proxy Statement for the Annual Meeting, including the cost of mailing. The Company is making this solicitation by mail and may also use telephone or in person contacts, using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $10,000 plus reasonable out-of-pocket expenses.
HOUSEHOLDING
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.
If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker or by contacting us in writing at Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary, or by telephone at 336-519-8080. We will also promptly deliver a separate copy of one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, as applicable) to any stockholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to us in writing or by telephone using the contact information listed above.
2024 Proxy Statement	86

Other Information
FREQUENTLY USED TERMS
AIP	Annual Incentive Plan
Committee (or Talent and Compensation Committee)	Talent and Compensation Committee of the Board of Directors
Adjusted EPS
Diluted earnings per share from continuing operations, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale

LTIP	Long-Term Incentive Program
Net organic sales	Net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date and as adjusted for businesses held for sale
Adjusted operating income	Operating income, excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale
PSA	Performance Share Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING
If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than November 11, 2024, which is the 120th day prior to the anniversary of the date of this Proxy Statement, and the proposal must comply with SEC Rule 14a-8.
If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting (other than a proposal in accordance with Rule 14a-8), you must comply with the then current advance notice provisions and other requirements set forth in our bylaws, which are filed with the SEC. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an Annual Meeting by giving timely notice to our Corporate Secretary. To be timely, that notice must contain information specified in our bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s Annual Meeting. If, however, the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive notice of your nomination or proposal on or after October 12, 2024 and prior to 5:00 p.m., Eastern time, on November 11, 2024 unless the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2024 Annual Meeting.
In addition to satisfying the requirements under our bylaws, to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, you must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 Annual Meeting of Stockholders, no later than February 21, 2025). If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 calendar days from such anniversary date, however, then you must provide notice by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Stockholders and the 10th calendar day following the date on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made.
2024 Proxy Statement	87

Other Information
You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.
By Order of the Board of Directors
HANESBRANDS INC.
Miranda J. Stephani
VP, Deputy General Counsel & Corporate Secretary
March 11, 2024
2024 Proxy Statement	88

Appendix A
Appendix A

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
To supplement financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides quarterly and full-year results concerning certain financial measures of the Company’s performance that are not calculated in accordance with GAAP (“non‐GAAP financial measures”). This Proxy Statement contains certain non-GAAP financial measures, including adjusted gross margin, adjusted operating profit and margin, EBITDA, adjusted EBITDA, net debt and leverage ratio, for which the Company is providing reconciliations to the most directly comparable GAAP measures and other information required by Regulation G promulgated by the SEC.
The Company has chosen to present adjusted gross margin and adjusted operating profit and margin to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan, the global Champion performance plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances. The Company believes these non-GAAP financial measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.
The Company has also chosen to present EBITDA and adjusted EBITDA because it considers these measures to be an important supplemental means of evaluating operating performance. The Company believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.
Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP financial measures presented may be different from non-GAAP financial measures with similar or identical names presented by other companies. For additional information regarding our use of non-GAAP financial measures, see the Company’s press release dated February 15, 2024. For a discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 16, 2024.
The following tables present a reconciliation of results as reported under GAAP to the most directly comparable GAAP results for the periods presented.
2024 Proxy Statement	89

Appendix A
Restructuring and other action-related charges in 2023 and 2022 include the following:
Global Champion performance plan
The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business, which includes over $59 million of inventory write-downs related to the execution of its channel, mix and product segmentation strategy including the exit of discontinued programs, which are reflected in gross profit, and approximately $29 million of charges related to professional fees, supply chain segmentation, store closures, severance and other costs of which approximately $8 million are reflected in gross profit and approximately $21 million are reflected in selling, general and administrative expenses.

Supply chain segmentation	Represents charges related to the supply chain segmentation to restructure and position the Company’s manufacturing network to align with its Full Potential transformation plan demand trends.
Headcount actions and related severance
Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments as a result of the implementation of the Company’s Full Potential transformation plan.

Technology
Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform under its Full Potential transformation plan.

Professional services	Represents professional fees, primarily including consulting and advisory services, related to the implementation of the Company’s Full Potential transformation plan.
Gain/loss on sale of business and classification of assets held for sale
Represents the gain/loss associated with the sale of the Company’s U.S. Sheer Hosiery business and adjustments to the related valuation allowance prior to the sale, primarily from the changes in carrying value due to changes in working capital.

Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts
Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in AOCI which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.

Discrete tax benefits
Represents an adjustment to non-cash reserves established at December 31, 2022 related to deferred taxes established for Swiss statutory impairments, which are not indicative of the Company’s core business operations.

Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.
	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Gross profit, as reported under GAAP	$493,669	$501,977	$1,896,410	$2,221,108
As a % of net sales	38.1%	34.1%	33.6%	35.6%
Restructuring and other action-related charges:
Global Champion performance plan	2,859	—	66,964	—
Full Potential transformation plan:
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Headcount actions and related severance	156	(516)	1,025	(712)
Other	—	13	—	(245)
Gross profit, as adjusted	$495,400	$504,869	$1,968,550	$2,238,133
As a % of net sales	38.2%	34.3%	34.9%	35.9%
2024 Proxy Statement	90

Appendix A
	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Operating profit, as reported under GAAP	$96,097	$60,335	$288,782	$519,545
As a % of net sales	7.4%	4.1%	5.1%	8.3%
Restructuring and other action-related charges:
Global Champion performance plan	14,310	—	88,045	—
Full Potential transformation plan:
Technology	657	2,870	8,953	11,922
Headcount actions and related severance	729	9,333	6,105	8,221
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Professional services	6	2,980	3,819	23,994
(Gain) loss on sale of business and classification of assets held for sale	—	3,023	3,641	(3,535)
Other	233	624	1,190	1,274
Operating profit, as adjusted	$110,748	$82,560	$404,686	$579,403
As a % of net sales	8.5%	5.6%	7.2%	9.3%
	Last Twelve Months
	December 30, 2023	December 31, 2022
Leverage Ratio:
EBITDA(1):
Loss from continuing operations	$(17,726)	$(131,169)
Interest expense, net	275,354	157,073
Income tax expense (benefit)	(7,366)	483,907
Depreciation and amortization	105,037	106,267
Total EBITDA	355,299	616,078
Total restructuring and other action-related charges (excluding tax effect on actions)(2)	123,000	59,858
Other net losses, charges and expenses(3)	123,856	118,240
Total EBITDA, as adjusted	$602,155	$794,176
Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $36,110 and $13,198, respectively)	$3,336,750	$3,872,275
(Less) debt related to an unrestricted subsidiary(4)	(6,000)	—
Other debt and cash adjustments(5)	4,185	4,955
(Less) Cash and cash equivalents	(205,501)	(238,413)
Net debt	$3,129,434	$3,638,817
Debt/Income (loss) from continuing operations(6)	(188.2)	(29.5)
Net debt/EBITDA, as adjusted(7)	5.2	4.6
2024 Proxy Statement	91

Appendix A
(1)
Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

(2)
The last twelve months ended December 30, 2023 includes $88 million of global Champion performance plan charges, $9 million of technology charges, $8 million of a loss on extinguishment of debt, $6 million of headcount actions and related severance charges, $4 million of supply chain segmentation charges, $4 million of professional services, $4 million of a loss on the sale of business and classification of assets held for sale, $1 million related to other restructuring and other action-related charges and $(1) million of a gain on the final settlement of cross currency swap contracts. The last twelve months ended December 31, 2022 includes $24 million of professional services, $18 million of supply chain segmentation charges, $12 million of technology charges, $8 million of headcount actions and related severance charges, approximately $2 million related to other restructuring and other action-related charges and $(4) million of a gain on classification of assets held for sale. The items included in restructuring and other action-related charges are described in more detail above.

(3)
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended December 30, 2023, primarily includes $72 million of excess and obsolete inventory write-offs, $21 million in other compensation related items primarily stock compensation expense, $17 million of pension non-cash expense, $13 million in charges related to sales incentive amortization, $8 million of non-cash cloud computing expense, $3 million of bad debt expense, $2 million in charges related to the ransomware attack and extraordinary events, $(7) million of net unrealized gains due to hedging activities and $(5) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended December 31, 2022, primarily includes $32 million of excess and obsolete inventory write-offs, $31 million in charges related to the ransomware attack and extraordinary events, $25 million in other compensation related items primarily stock compensation expense, $21 million of pension non-cash expense, $7 million of bad debt expense and $2 million of non-cash cloud computing expense.

(4)
Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.

(5)
Includes drawn letters of credit, financing leases and cash balances in certain geographies.

(6)
Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.

(7)
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes net other losses, charges and expenses in addition to restructuring and other action-related charges.

2024 Proxy Statement	92

OUR COMMITMENT TO SUSTAINABILITY

Investing in corporate responsibility and sustainability is core to our business strategy and reflects our continued commitment to create a more comfortable world for every body, so we challenge ourselves to improve our environmental performance every day.
You can help. We encourage our stockholders to enroll in voluntary electronic delivery of future proxy materials. Electronic delivery allows us to provide you with the information you need for the Annual Meeting, while reducing environmental impacts and costs.

Sign up online at www.proxyvote.com
Scan the QR code with your mobile device to go to www.proxyvote.com
FASTER	ECONOMICAL	CLEANER	CONVENIENT
Combined with your adoption of electronic delivery of proxy materials, and the elimination of nearly 120,000 sets of proxy materials, we can ideally reduce the impact on the environment by:
using approximately 230 fewer tons of wood, or 1,370 fewer trees (over 21 acres of forest)	saving approximately 1.23 million gallons of water, or the equivalent of filling approximately 56 swimming pools
using approximately 1.46 billion fewer BTUs, or the equivalent of the amount of energy used by 1,740 residential refrigerators for one full year	eliminating approximately 67,400 pounds of solid waste
using approximately 1.03 million fewer pounds of greenhouse gases, including CO2, or the equivalent of 94 automobiles running for one year	reducing hazardous air pollutants by over 91 pounds
Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

HANES Brands Inc
1000 EAST HANES MILL ROAD
WINSTON-SALEM, NC 27105

SCAN TO VIEW MATERIALS & VOTE

AUTHORIZE YOUR PROXY BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30966-P01688 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.

The Board of Directors recommends that you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Stephen B. Bratspies	☐	☐	☐
1b. Geralyn R. Breig	☐	☐	☐
1c. Colin Browne	☐	☐	☐
1d. Natasha C. Chand	☐	☐	☐
1e. Mark A. Irvin	☐	☐	☐
1f. James C. Johnson	☐	☐	☐
1g. John G. Mehas	☐	☐	☐
1h. Franck J. Moison	☐	☐	☐
1i. Robert F. Moran	☐	☐	☐
1j. William S. Simon	☐	☐	☐

The Board of Directors recommends that you vote FOR Proposals 2 and 3:	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registered public accounting firm for Hanesbrands' 2024 fiscal year	☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting	☐	☐	☐

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AUTHORIZE YOUR PROXY BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 p.m. Eastern Time on April 17, 2024 for shares held in a Plan. Have your proxycard in hand when you access the web site and follow the instructions to obtain your recordsand to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/HBI2024You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.Eastern Time on April 17, 2024 for shares held in a Plan. Have your proxy card in handwhen you call and then follow the instructions.AUTHORIZE YOUR PROXY BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERSThe Annual Meeting of Stockholders of Hanesbrands Inc. ("Hanesbrands") will be held on Monday, April 22, 2024at 9:00 a.m., Eastern time, virtually at www.virtualshareholdermeeting.com/HBI2024. Stockholders of record at the close ofbusiness on February 13, 2024 are entitled to notice of and to vote at the meeting. Stockholders will (1) elect ten directors,(2) vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registeredpublic accounting firm for its 2024 fiscal year, (3) vote on a proposal to approve, on an advisory basis, named executive officercompensation as described in the proxy statement for the Annual Meeting, and (4) transact such other business as may properlycome before the meeting or any adjournment or postponement thereof.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The notice and proxy statement and annual report are available at www.proxyvote.com.PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 22, 2024The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation ("Hanesbrands"), hereby appointsStephen B. Bratspies and Miranda J. Stephani, or either of them, as proxies for the undersigned, with full powerof substitution in either of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. virtually atwww.virtualshareholdermeeting.com/HBI2024, on April 22, 2024, at 9:00 a.m., Eastern time, and any postponement oradjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meetingand otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally presentat the meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and of theaccompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretoforegiven with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If thisproxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR eachof the nominees for director and FOR proposals 2 and 3, all of which are set forth on the reverse side hereof. Thevotes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matterthat may properly come before the meeting and any adjournment or postponement thereof.